As Filed with the Securities and Exchange Commission on November 23, 2005


                           Registration No. 333-127185
                          U.S. SECURITIES AND EXCHANGE
                             COMMISSION WASHINGTON,
                                   D.C. 20549

                                   FORM SB-2/A


                                 Third Amended


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              URANIUM ENERGY CORP.
                -----------------------------------------------
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)





            Nevada                          1090                 98-0399476
--------------------------------------------------------------------------------
(State or jurisdiction of       (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)


                                  Austin Centre
                           701 Brazos, Suite 500 PMB#
                               Austin, Texas 78701

                               Tel: (512) 721-1022

          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                      AMIR ADNANI, CHIEF EXECUTIVE OFFICER
                          318 Homer Street, Suite 401,
                      Vancouver, British Columbia, V6B 2V2

                               Tel: (604) 682-3585

            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:

                            THE O'NEAL LAW FIRM, P.C.
                       Attention: William D. O'Neal, Esq.
                      17100 E. Shea Boulevard, Suite 400-D
                          Fountain Hills, Arizona 85268

                               Tel: (480) 812-5058
                               Fax: (480) 816-9241

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


 Title of Securities to be      Amount to be     Proposed maximum offering     Proposed maximum aggregate    Amount of
       Registered (1)            registered           price per share (3)              offering            registration
                                                                                       price (US $)            Fee (2)
--------------------------------------------------------------------------------------------------------------------
 Common stock to be Offered      2,435,722                $0.50                        $1,217,861            $143.34
   for resale by selling
      stockholders
--------------------------------------------------------------------------------------------------------------------
   Total Registration Fee                                                                                    $143.34



(1) In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee.

(3) Fixed offering price was set by the selling shareholders until securities are quoted on the OTC Bulletin Board or other national exchange and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that our shares will be approved for trading on the OTC Bulletin Board.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 23, 2005


                              URANIUM ENERGY CORP.
                              A NEVADA CORPORATION

               RELATING TO THE RESALE OF UP TO 2,435,722 SHARES OF

                        URANIUM ENERGY CORP. COMMON STOCK

The prospectus and the registration statement, of which it is a part, are being filed with the SEC to satisfy our obligations to the recipients of certain shares of common stock (the "Selling Shareholders") of Uranium Energy Corp. Accordingly, the prospectus and the registration statement cover the resale by certain Selling Shareholders of 2,435,722 shares of our common stock which were issued from May 16, 2003 through the date of this registration statement in connection with private placements, debt settlements, and convertible debenture share conversions to foreign and U.S. investors.

The sales price to the public was set by the selling shareholders at $0.50 per share for a total of $1,217,861. The price of $0.50 per share is a fixed price until the shares are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that our shares will be approved for trading on the OTC Bulletin Board.

CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this prospectus is November 23, 2005.


                      Dealer Prospectus Delivery Obligation

Until 90 days  from  the  effective  date of this  Registration  Statement,  all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                TABLE OF CONTENTS

                                   PAGE NUMBER



PROSPECTUS SUMMARY ...................................................... 6

RISK FACTORS ............................................................ 8

RISKS RELATED TO THIS OFFERING AND OUR COMMON STOCK ..................... 8

RISKS RELATING TO OUR BUSINESS .......................................... 8

FORWARD-LOOKING STATEMENTS .............................................. 14

USE OF PROCEEDS ......................................................... 15

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS ................ 15

DIVIDEND POLICY ......................................................... 15

SECURITIES AUTHORIZED FOR ISSUANCE UNDER COMPENSATION PLANS ............. 15

MANAGEMENT'S DISCUSSION AND ANALYSIS .................................... 15

DESCRIPTION OF BUSINESS ................................................. 23

LEGAL PROCEEDINGS ....................................................... 28

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS ............ 29

EXECUTIVE COMPENSATION .................................................. 31

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS .......................... 32

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT .......... 33

DESCRIPTION OF COMMON STOCK ............................................. 34

PLAN OF DISTRIBUTION .................................................... 35

SELLING SHAREHOLDERS .................................................... 37

LEGAL MATTERS ........................................................... 40

EXPERTS ................................................................. 40

INTEREST OF NAMED EXPERTS ............................................... 40

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES
   ACT LIABILITIES ...................................................... 41

WHERE YOU CAN FIND MORE INFORMATION ..................................... 41

FINANCIAL INFORMATION ................................................... 42

INDEMNIFICATION OF DIRECTORS AND OFFICERS ............................... 56

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION ............................. 57

RECENT SALES OF UNREGISTERED SECURITIES ................................. 58

EXHIBITS ................................................................ 58

UNDERTAKINGS ............................................................ 59

SIGNATURES .............................................................. 60

ABOUT THIS PROSPECTUS

This prospectus is part of a resale registration statement. The selling shareholders ("Selling Shareholders") may sell some or all of their shares in transactions from time to time.

You should rely only on the information contained in this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely upon it. You should assume that the information appearing in this prospectus, as well as the information we file with the Securities and Exchange Commission ("SEC") in this prospectus is accurate only as of the date of the documents containing the information. As used in this prospectus, the terms "we", "us", "our", the "Company", refer to "Uranium Energy Corp." All dollar amounts refer to United States dollars unless otherwise indicated.

                               PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

GENERAL

Uranium Energy Corp. was originally incorporated under the laws of the State of Nevada on May 16, 2003, as Carlin Gold, Inc. On February 10, 2005, we filed a Certificate of Amendment with the Nevada Secretary of State changing our name to Uranium Energy Corp. We are currently engaged in the business of acquiring and exploring properties for the existence of uranium in the United States.

Our executive offices are located at Austin Centre, 701 Brazos, Suite 500 PMB#, Austin, Texas 78701, and our telephone number is (512) 721-1022.

OUR BUSINESS

We are in the business of acquiring and exploring properties for the existence of uranium in the United States. The Company has access to historical exploration data that may provide indications of locations that may contain unknown quantities of uranium. These data consist chiefly of drill hole assay results, drill hole logs, studies, publicly published works, Company created work product, and maps, that help guide the Company's property acquisition strategy in the States of Utah, Colorado, Arizona, Wyoming, and Texas. None of the properties or leases acquired by the Company to date have any known, proven, or probable uranium reserves of any nature. The Company will be required to extensively explore its current leases and claims in order to determine if any uranium is present.

THE OFFERING

The prospectus and the registration statement, of which it is a part, are being filed with the SEC to satisfy our obligations to the recipients of certain shares of common stock (the "Selling Shareholders") of Uranium Energy Corp. Accordingly, the prospectus and the registration statement cover the resale by certain Selling Shareholders of 2,435,722 shares of our common stock which were issued from May 16, 2003, through September 16, 2005 in connection with private placements, debt settlements, and convertible debenture share conversions to foreign and American investors. The sales price to the public was set by the selling shareholders at $0.50 per share for a total of $1,217,861. The price of $0.50 per share is a fixed price until the shares are trading on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that our shares will be approved for trading on the OTC Bulletin Board.

See "Plan of Distribution" on page 35 for a further description of how the Selling Shareholders may dispose of the shares covered by this prospectus.

NUMBER OF SHARES OUTSTANDING


There were 12,135,722 shares of our common stock issued and outstanding as at November 23, 2005.


USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the Selling Shareholders. We will incur all costs associated with this prospectus and related registration statement.

SUMMARY OF FINANCIAL INFORMATION

The following summary financial information for the periods stated summarizes certain information from our financial statements included elsewhere in this prospectus. You should read this information in conjunction with Management's Plan of Operations and the financial statements and the related notes thereto included elsewhere in this prospectus.






--------------------------- ------------------------------ --------------------
                            Three Month Period Year Ended
       Income Statement           Ended September, 2005      December 31, 2004
--------------------------- ------------------------------ --------------------
Revenues                                      $     658            $     166
--------------------------- ------------------------------ --------------------
Net Income (Loss)                              (252,713)            (128,170)
--------------------------- ------------------------------ --------------------
Net Income (Loss per Share)                       (0.03)               (0.12)
--------------------------- ------------------------------ --------------------
       Balance Sheet
--------------------------- ------------------------------ --------------------
Total Current Assets                            287,374              407,883
--------------------------- ------------------------------ --------------------
Total Current Liabilities                        71,763               36,414
--------------------------- ------------------------------ --------------------
Shareholders' Equity                            215,611              371,469
--------------------------- ------------------------------ --------------------

                                  RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our Company and its business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are all of the material risks that we are currently aware of that are facing our Company. You could lose all or part of your investment due to any of these risks.

               RISKS RELATED TO THIS OFFERING AND OUR COMMON STOCK

SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK INTO THE PUBLIC MARKET BY THE SELLING STOCKHOLDERS MAY RESULT IN SIGNIFICANT DOWNWARD PRESSURE ON THE PRICE OF OUR COMMON STOCK AND COULD AFFECT THE ABILITY OF OUR STOCKHOLDERS TO REALIZE THE CURRENT TRADING PRICE OF OUR COMMON STOCK.


Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 12,135,722 shares of common stock issued and outstanding as of November 23, 2005. When this registration statement is declared effective, the Selling Stockholders will be able to resell up to 2,435,722 shares of our common stock. As a result, a substantial number of our shares of common stock may be issued and may be available for immediate resale, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the Selling Stockholders may lose some or all of their investment.

As of November 23, 2005, there are outstanding shares of our common stock that are restricted securities as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Although the Securities Act and Rule 144 place certain prohibitions on the sale of restricted securities, restricted securities may be sold into the public market under certain conditions. Currently there are no shares of our common stock eligible for resale pursuant to Rule 144.


Any significant downward pressure on the price of our common stock as the selling stockholders sell their shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

                          RISKS RELATED TO OUR BUSINESS

OUR  BUSINESS  IS  DIFFICULT  TO  EVALUATE  BECAUSE WE HAVE A LIMITED  OPERATING
HISTORY.

In considering whether to invest in our common stock, you should consider that our inception was May 16, 2003 and, as a result, there is only limited historical financial and operating information available on which to base your evaluation of our performance.

WE HAVE A HISTORY OF OPERATING LOSSES AND THERE CAN BE NO ASSURANCES WE WILL BE PROFITABLE IN THE FUTURE.

We have a history of operating losses, expect to continue to incur losses, and may never be profitable, and we must be considered to be in the development stage. Further, we have been dependent on sales of our equity securities and debt financing to meet our cash requirements. We have incurred losses totaling approximately ($128,170) from January 1, 2004 to December 31, 2004. As of December 31, 2004, we had an accumulated deficit of ($152,656). We have incurred further losses totaling approximately ($530,859) from January 1, 2005 to September 30, 2005. As of September 30, 2005, we had an accumulated deficit of ($683,514). Further, we do not expect positive cash flow from operations in the near term. There is no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital may be required in the event that:


- the costs to acquire additional uranium exploration claims are more than we currently anticipate;

- exploration and or future potential mining costs for additional claims increase beyond our expectations; or

- we encounter greater costs associated with general and administrative expenses or offering costs.

Our development of and participation in an increasingly larger number of uranium minerals exploration prospects has required and will continue to require
substantial  capital   expenditures.   The  uncertainty  and  factors  described
throughout this section may impede our ability to economically discover, acquire, develop and/or exploit uranium prospects. As a result, we may not be able to achieve or sustain profitability or positive cash flows from operating activities in the future.

WE HAVE RECEIVED A GOING CONCERN OPINION FROM OUR INDEPENDENT AUDITORS REPORT ACCOMPANYING OUR DECEMBER 31, 2004 FINANCIAL STATEMENTS.

The independent auditor's report accompanying our December 31, 2004 financial statements contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The financial statements have been prepared "assuming that the Company will continue as a going concern," which contemplates that we will realize our assets and satisfy our liabilities and commitments in the ordinary course of business. Our ability to continue as a going concern is dependent on raising additional capital to fund our operations and ultimately on generating future profitable operations. There can be no assurance that we will be able to raise sufficient additional capital or eventually have positive cash flow from operations to address all of our cash flow needs. If we are not able to find alternative sources of cash or generate positive cash flow from operations, our business and shareholders will be materially and adversely affected.

WE WILL REQUIRE ADDITIONAL FUNDING IN THE FUTURE.

Based upon our historical losses from operations, we will require additional funding in the future. If we cannot obtain capital through financings or otherwise, our ability to execute our development plans and achieve production levels will be greatly limited. Our current development plans require us to make capital expenditures for the exploration and development of our minerals exploration properties. Historically, we have funded our operations through the issuance of equity and short-term debt financing arrangements. We may not be able to obtain additional financing on favorable terms, if at all. Our future cash flows and the availability of financing will be subject to a number of variables, including potential production and the market prices of uranium. Further, debt financing could lead to a diversion of cash flow to satisfy debt-servicing obligations and create restrictions on business operations. If we are unable to raise additional funds, it would have a material adverse effect upon our operations.

As part of our growth strategy, we intend to acquire additional minerals exploration properties. Such acquisitions may pose substantial risks to our business, financial condition, and results of operations. In pursuing acquisitions, we will compete with other companies, many of which have greater financial and other resources to acquire attractive properties. Even if we are successful in acquiring additional properties, some of the properties may not produce revenues at anticipated levels, or failure to develop such prospects within specified time periods may cause the forfeiture of the lease in that prospect. There can be no assurance that we will be able to successfully integrate acquired properties, which could result in substantial costs and delays or other operational, technical, or financial problems. Further, acquisitions could disrupt ongoing business operations. If any of these events occur, it would have a material adverse effect upon our operations and results from operations.

WE ARE A NEW ENTRANT INTO THE URANIUM MINERALS EXPLORATION AND DEVELOPMENT INDUSTRY WITHOUT PROFITABLE OPERATING HISTORY

Since inception, our activities have been limited to organizational efforts, obtaining working capital and acquiring and developing a very limited number of properties. As a result, there is limited information regarding production or revenue generation. As a result, our future revenues may be limited.

THE BUSINESS OF MINERALS EXPLORATION AND DEVELOPMENT IS SUBJECT TO MANY RISKS AND IF URANIUM IS FOUND IN ECONOMIC PRODUCTION QUANTITIES, THE POTENTIAL PROFITABILITY OF FUTURE POSSIBLE URANIUM MINING VENTURES DEPENDS UPON FACTORS BEYOND THE CONTROL OF OUR COMPANY

The potential profitability of mining uranium properties if economic quantities of Uranium are found is dependent upon many factors and risks beyond our control, including, but not limited to:

- unanticipated ground and water conditions and adverse claims to water rights;

-    geological problems;

-    metallurgical and other processing problems;

- the occurrence of unusual weather or operating conditions and other force majeure events;

-    lower than expected ore grades;

-    accidents;

- delays in the receipt of or failure to receive necessary government permits;

-    delays in transportation;

-    labor disputes;

-    government permit restrictions and regulation restrictions;

-    unavailability of materials and equipment; and

- the failure of equipment or processes to operate in accordance with specifications or expectations.

The risks associated with exploration and development and if applicable, mining as described above could cause personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability. We are not currently engaged in mining operations because we are in the exploration phase and have not yet any proved uranium reserves. We do not presently carry property and liability insurance. Cost effective insurance contains exclusions and limitations on coverage and may be unavailable in some circumstances.

THE URANIUM EXPLORATION AND MINING INDUSTRY IS HIGHLY COMPETITIVE AND THERE IS NO ASSURANCE THAT WE WILL BE SUCCESSFUL IN ACQUIRING THE LEASES.

The uranium exploration and mining industry is intensely competitive, and we compete with other companies that have greater resources. Many of these companies not only explore for and produce uranium, but also market uranium and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive uranium properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may have a greater ability to continue exploration activities during periods of low uranium market prices. Our larger competitors may be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than we can, which would adversely affect our competitive position. Our ability to acquire additional properties and to discover productive prospects in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because we have fewer financial and human resources than many companies in our industry, we may be at a disadvantage in bidding for exploratory prospects and producing uranium properties.

THE MARKETABILITY OF NATURAL RESOURCES WILL BE AFFECTED BY NUMEROUS FACTORS BEYOND OUR CONTROL WHICH MAY RESULT IN US NOT RECEIVING AN ADEQUATE RETURN ON INVESTED CAPITAL TO BE PROFITABLE OR VIABLE.

The marketability of natural resources which may be acquired or discovered by us will be affected by numerous factors beyond our control. These factors include macroeconomic factors, market fluctuations in commodity pricing and demand, the proximity and capacity of natural resource markets and processing equipment, governmental regulations, land tenure, land use, regulation concerning the importing and exporting of uranium and environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital to be profitable or viable.

URANIUM MINING OPERATIONS ARE SUBJECT TO COMPREHENSIVE REGULATION, WHICH MAY CAUSE SUBSTANTIAL DELAYS OR REQUIRE CAPITAL OUTLAYS IN EXCESS OF THOSE ANTICIPATED, CAUSING AN ADVERSE EFFECT ON OUR COMPANY.

If economic quantities of uranium are found on any lease owned by the Company in sufficient quantities to warrant uranium mining operations, such mining operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Uranium mining operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of mining methods and equipment. Various permits from government bodies are required for mining operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, provincial, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus resulting in an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which we may elect not to insure against due to prohibitive premium costs and other reasons. To date we have not been required to spend material amounts on compliance with environmental regulations. However, we may be required to do so in future and this may affect our ability to expand or maintain our operations.

URANIUM MINERALS EXPLORATION AND DEVELOPMENT AND MINING ACTIVITIES ARE SUBJECT TO CERTAIN ENVIRONMENTAL REGULATIONS WHICH MAY PREVENT OR DELAY THE COMMENCEMENT OR CONTINUANCE OF OUR OPERATIONS.

Uranium minerals exploration and development and future potential uranium mining operations are or will be subject to stringent federal, state, provincial, and local laws and regulations relating to improving or maintaining environmental quality. Our global operations are also subject to many environmental protection laws. Environmental laws often require parties to pay for remedial action or to pay damages regardless of fault. Environmental laws also often impose liability with respect to divested or terminated operations, even if the operations were terminated or divested of many years ago.

Future potential uranium mining operations and current exploration activities are or will be subject to extensive laws and regulations governing prospecting, development, production, exports, taxes, labor standards, occupational health, waste disposal, protection and remediation of the environment, protection of endangered and protected species, mine safety, toxic substances and other matters. Uranium mining is also subject to risks and liabilities associated with pollution of the environment and disposal of waste products occurring as a result of mineral exploration and production. Compliance with these laws and regulations will impose substantial costs on us and will subject us to significant potential liabilities.

Costs associated with environmental liabilities and compliance are expected to increase with the increasing scale and scope of operations and we expect these costs may increase in the future.

We believe that our operations comply, in all material respects, with all applicable environmental regulations. However, we are not fully insured at the current date against possible environmental risks.

ANY CHANGE TO GOVERNMENT REGULATION/ADMINISTRATIVE PRACTICES MAY HAVE A NEGATIVE IMPACT ON OUR ABILITY TO OPERATE AND OUR PROFITABILITY.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other applicable jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter our ability to carry on business. The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitably.

WE MAY BE UNABLE TO RETAIN KEY EMPLOYEES OR CONSULTANTS OR RECRUIT ADDITIONAL QUALIFIED PERSONNEL.

Our extremely limited personnel means that we would be required to spend significant sums of money to locate and train new employees in the event any of our employees resign or terminate their employment with us for any reason. Due to our limited operating history and financial resources, we are entirely dependent on the continued service of Amir Adnani, Chief Executive Officer, Grant Atkins, Chief Financial Officer and Randall Reneau, Chief Exploration Officer. Further, we do not have key man life insurance on any of these individuals. We may not have the financial resources to hire a replacement if any of our officers were to die. The loss of service of any of these employees could therefore significantly and adversely affect our operations.

OUR OFFICERS AND DIRECTORS MAY BE SUBJECT TO CONFLICTS OF INTEREST.

Our officers and directors serve only part time and are subject to conflicts of interest. Each of our executive officers and directors serves only on a part time basis. Each devotes part of his working time to other business endeavors, including consulting relationships with other corporate entities, and has responsibilities to these other entities. Such conflicts include deciding how much time to devote to our affairs, as well as what business opportunities should be presented to the Company. Because of these relationships, our officers and directors will be subject to conflicts of interest.

ADDITIONAL ISSUANCES OF EQUITY SECURITIES MAY RESULT IN DILUTION TO OUR EXISTING STOCKHOLDERS.

Our Articles of Incorporation authorize the issuance of 75,000,000 shares of common stock. Common stock is our only authorized class of stock. The board of directors has the authority to issue additional shares of our capital stock to provide additional financing in the future and the issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. If we do issue any such additional shares, such issuance will also cause a reduction in the proportionate ownership and voting power of all other stockholders. As a result of such dilution, if you acquire shares of our common stock from the Selling Shareholders, your proportionate ownership interest and voting power will be decreased accordingly. Further, any such issuance could result in a change of control.

OUR COMMON STOCK IS CLASSIFIED AS A "PENNY STOCK" UNDER SEC RULES WHICH LIMITS THE MARKET FOR OUR COMMON STOCK.

Because our stock is not traded on a stock exchange or on the NASDAQ National Market or the NASDAQ Small Cap Market, and because the market price of the common stock is less than $5 per share, the common stock is classified as a "penny stock." SEC Rule 15g-9 under the Exchange Act imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an "established customer" or an "accredited investor." This includes the requirement that a broker-dealer must make a determination that investments in penny stocks are suitable for the customer and must make special disclosures to the customers concerning the risk of penny stocks. Many broker-dealers decline to participate in penny stock transactions because of the extra requirements imposed on penny stock transactions. Application of the penny stock rules to our common stock reduces the market liquidity of our shares, which in turn affects the ability of holders of our common stock to resell the shares they purchase, and they may not be able to resell at prices at or above the prices they paid.

NEVADA LAW AND OUR ARTICLES OF INCORPORATION MAY PROTECT OUR DIRECTORS FROM CERTAIN TYPES OF LAWSUITS.

Nevada law provides that our officers and directors will not be liable to us or our stockholders for monetary damages for all but certain types of conduct as officers and directors. Our Bylaws permit us broad indemnification powers to all persons against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our officers and directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use our limited assets to defend our officers and directors against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements," as that term is used in federal securities laws, about our financial condition, results of operations and business. These statements include, among others:

o statements concerning the benefits that we expect will result from our business activities and certain transactions that we have completed, such as increased revenues, decreased expenses and avoided expenses and expenditures; and

o statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

These statements may be made expressly in this document or with documents that we will file with the SEC. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions used in this prospectus. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. We caution you not to put undue reliance on these statements, which speak only as of the date of this Prospectus. Further, the information contained in this prospectus is a statement of our present intention and is based on present facts and assumptions, and may change at any time and without notice, based on changes in such facts or assumptions.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

                                 USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the Selling Shareholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the Selling Shareholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this prospectus and related registration statement.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not listed on any exchange and there is no public trading market for the common stock.


As of November 23, 2005, we had 56 shareholders of record.


DIVIDEND POLICY

No dividends have ever been declared by the Board of Directors on our common stock. Our losses do not currently indicate the ability to pay any cash dividends, and we do not indicate the intention of paying cash dividends on our common stock now or in the foreseeable future.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER COMPENSATION PLANS

We have no equity compensation plan.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

The  following  discussion  should  be  read in  conjunction  with  our  audited financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed below and elsewhere in this registration statement, particularly in the section entitled "Risk Factors" beginning on page 8 of this registration statement. Our audited financial statements are stated in United

States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

                                PLAN OF OPERATION

We are a natural resource exploration and development company engaged in the exploration and development of properties that may contain uranium minerals in the United States. The Company has no proved reserves of any kind at the current date of this registration statement.


We currently have interests in 5,530 acres of mineral properties that have been either leased or staked, which we intend to explore for economic deposits of uranium. These properties consist of eight claim blocks, located in the States of Arizona, Colorado, Utah, and Texas. Each of these properties has been the subject of historical exploration by other mining companies, and provides indications that uranium may exist in economic concentrations. The Company has access to historical exploration data that may provide indications of locations that may contain unknown quantities of uranium. These data consist chiefly of drill hole assay results, drill hole logs, studies, publicly published works, Company created work product, and maps, that help guide the Company's property acquisition strategy. The basis for management's belief that there may be indications that uranium may exist in economic concentrations on the Company's leased and claimed properties are based as follows with specific reference to each state where the Company has leased or claimed exploration property interests. The basis of information in each state pertains to prior exploration conducted by other companies, or management information and work product derived from various reports, maps, radioactive rock samples, exploratory drill logs, state organization reports, consultants, geological study, and other exploratory information.


Colorado

Claims acquired by the Company in Colorado have historical production tonnages and grades published in the Colorado Geological Survey, Bulletin 40 - "Radioactive Mineral Occurrences of Colorado". Additionally, a third party consulting miner/engineer was utilized by the Company for his first hand knowledge of the Colorado properties acquired. Also, the Company's Chief Geologist previously evaluated and acquired a portion of the claims currently owned by the Company (the Carnotite Mine) while consulting for another company, International Texas Industries, Inc. The Company confirms that at the current date, its Colorado located claims contain no uranium reserves and require extensive exploration by the Company.

Utah

The Company's Utah property (Crain Lease) was the subject of prior exploration drilling conducted by Pioneer-Uravan, Inc. and Truchas Limited in the 1970's to search for uranium indications. The Company has acquired gamma drill log interpretation worksheets1 from work previously conducted by Pioneer-Uravan, Inc. In addition, drill hole location maps have been obtained from work conducted for Pioneer-Uravan, Inc. and Truchas Limited. Further assay reports on core samples from exploration drilling previously conducted by Pioneer-Uravan, Inc. as verified by that company's commissioned assay report have also been obtained, as well as certain drill indicated uranium findings that provide the basis for preliminary reserve information as previously conducted and defined in a Truchas Limited summary and report (1979). The Company confirms that at the current date, its Utah located claims contain no uranium reserves that it has independently verified, and require extensive exploration by the Company.

1A gamma drill log interpretation worksheet is work product created from a listing of sensory information created at routine intervals that forms the output or log of a uranium testing technique used when exploring depths of the earth beneath the surface through exploratory drilling.

Arizona

All of the Company's Arizona Claims were previously the subject of exploration drilling for the incidence of Uranium by companies such as Noranda, Inc., Uranerz Energy Corp., Homestake Mining Co., and Oklahoma Public Services. The Company has acquired a 1979 Oklahoma Public Services ("OPS") geologic report contiguous to Company claims (Artillery Peak) that indicates the possibility of incidence of uranium. OPS drilling continued on to the Company's claims as evidenced by drill holes verified on the ground, and such drill cuttings were found to be radioactive. Close spaced developmental drilling is indicated on Company claims located at Artillery Peak. Uranium mineralization is well documented in this area by a number of publications including, "Artillery Peak Orientation Study", Mohave County, AZ, U.S. Dept. of Energy contract No. W-7405-ENG-48, "Geology of Uraniferous Tertiary Rocks in the Artillery Peak-Date Creek Basin", West-Central Arizona, USGS, Denver, Colorado, "Reported Occurrences of Uranium in Miscellaneous Sedimentary Formations, Diatremes and Pipes and Veins", State of Arizona publication, and "Major Uranium Discovery in Volcaniclastic Sedimentary, Basin and Range Province", Yavapai County, Arizona, J.E. Sherborne, Jr. (AAPG-1979).

Other claims staked by the Company (Ester Basin, Crow Canyon and Dry Mountain) in Arizona were staked on known uranium occurrences as shown on Arizona State publication, "Occurrences of Uranium in Miscellaneous Sedimentary Formations, Diatremes and Pipes and Veins". Additionally, these claims were previously drilled by companies including Homestake Mining Co., Uranerz Energy Corp., and Noranda, Inc. in the 1970's uranium boom. Company management has confirmed prior claim ownership as verified with the United States Department of Interior - Bureau of Land Management. In addition, ground surveys completed by the Company have located various previous drill locations and radioactive anomalies as evidenced in ground and drill cuttings. The Company confirms that at the current date, its Arizona located claims contain no uranium reserves, and require extensive exploration by the Company.

Texas

The Company currently owns two (2) leases located in a South Texas uranium trend that have been the subject of substantial historical exploration by Wold Nuclear Corporation in the 1970's and 1980's, and constitute some of the Company's most prospective exploration targets. Wold Nuclear was a private uranium exploration company based in Casper, Wyoming and owned by former Wyoming U.S. Congressman, John S. Wold. Wold Nuclear, discovered a number of large uranium deposits in Wyoming which were later acquired and put into production by major uranium production companies. Wold Nuclear's Texas operations were a joint exploration venture with Cotter Corporation. Uranium Energy Corp.'s current chief geologist was employed by Wold Nuclear as district and chief geologist of its Texas based operations.

Wold Nuclear's previous work conducted on and around the Uranium Energy Corp. exploration targets located in South Texas (Zavala County) is in a certain formation that was not the focus of uranium exploration in previous uranium booms (the "New Formation") (formation is not provided for competitive reasons). The New Formation represents a new "out of traditional trend" host rock for possible uranium mineralization. The Company has acquired a number of drill hole gamma logs, as well as one drill core whose chemical analysis supports the indication of uranium, along with lease and drill hole location maps. Insufficient drilling in past exploration programs did not quantify any reserves for Wold Nuclear. However, a portion of rock within the New Formation has been identified with grades to 0.11% chemical U308.

The expected mineralized area comprising the New Formation has been defined in geological area by Company work product. The New Formation host rock is up to 250' thick and has the potential for uranium deposits similar to Wyoming's Powder River Basin. To date, the Company has acquired two leases (473.06 gross acres) in an area where previous drilling and coring indicated ore grade uranium mineralization.

Of the two leases acquired comprising 473.06 gross acres, the 323.38 acre Anne Knickerbocker McCulloch Lease in the Carrizo prospect area of Zavala County has now been 100% leased, including surface and minerals. The Company has full access to surface and minerals. These leases are "paid up" meaning no annual rental or advance royalty payments are due. The adjacent 149.68 acre Anne Knickerbocker McCulloch Lease tract is now 50% leased including the surface. This 50% interest gives the Company surface and mineral access to continue exploration and development of the property without cost to the non-owned interest owners. The Company can develop it's 50% mineral interest (149.68 acres) with or without the additional 50% unleased interest being in agreement or participating in such exploration or development. If the non Company owned 50% mineral interest owners elect not to lease to the Company, they will be carried as non-participating mineral owner partners in the Company's mineral exploration program and be paid pro-rata royalties on production after the Company has recouped 100% of expenditures incurred in exploring and developing potential minerals on the property. In the State of Texas, minerals exploration have precedence over surface developments.



Eight additional uranium exploration leases comprising 1,217.07 gross acres in Goliad County in the State of Texas have been acquired by the Company.


Exploration Work Programs - Arizona and Colorado

Our Chief Exploration Officer, Randall Reneau, based on historical data previously outlined and Company work product, has developed exploration programs unique to each state and claim block with the intent of proving or disproving the existence of uranium on these prospects. In order to carry out these exploration programs, $204,500 and approximately 12 months will be required, according to the exploration budget and schedule recommended by the Company's Chief Exploration Officer, Mr. Reneau, a Certified Professional Geologist. The Company believes it currently has capital required to complete Phase I exploration costs. The Company's ability to pay for Phase I exploration costs is not expected to be impacted by possible further property acquisitions. Additional capital for possible future uranium exploration property related acquisitions will be funded through additional offerings of debt and equity on an as required basis.

The total cost of expected Phase II exploration on all mineral properties contemplated at this time is equal to $125,000 including contingency cost allowance. Additional costs for Phase II exploration work and for further lease and land acquisitions are expected to be funded by future financings from debt and equity sources.


Phase I Work Programs - Arizona and Colorado

The work program that has been recommended for the mineral properties is dependent on the nature of the exploration conducted prior to our acquisition. The intended Phase I work programs will be on the following claims located in both Arizona and Colorado:

o Artillery Peak, Arizona
o Ester Basin, Arizona
o Gunsight Canyon, Arizona
o Dry Mountain, Arizona
o Raven Mine, Colorado
o Triangulation-Whitney Mines, Colorado
o Carnotite Mine, Colorado

During Phase I work programs on these particular mineral claims, the Company plans to review and analyze all historical exploration data available to the Company in its current possession, and to probe existing drill holes with gamma probes, with a strategy that attempts to confirm historical drill results and plan for future development. Costs have been estimated at $14,500 per claim block.

Phase I Work Programs - South Texas Leases

We currently own two (2) leases located in a known and established South Texas uranium trend that have been the subject of substantial historical exploration by World Nuclear Corporation in the 1970's and 1980's, and constitute the Company's most prospective exploration targets. The Company plans to review all historical exploration data and to probe historical drill holes, at an estimated cost of $30,000. Included in Phase I for these particular leases will also include 9,450 feet of new drilling, at an estimated cost of $94,500. A further $5,000 cost has been estimated for mobilization and demobilization, as well as $2,500 for surface remediation.

The total cost of Phase I exploration on all mineral properties contemplated at this time is equal to $204,500.

Phase II Work Programs -

The purpose of Phase I exploration work on the Artillery Peak, Ester Basin, and Dry Mountain claims in Arizona is chiefly to determine which areas require new drilling. Once the drill targets have been established, an estimated 7,500 feet of drilling is planned for all three properties, at an estimated cost of $75,000. The drill program will be allocated as follows: 3,000 feet at Artillery Peak; 1,500 feet at Ester Basin; 3,000 feet at Dry Mountain. These drill cores must then be logged at an estimated cost of $15,000. A further $2,500 per property has been estimated for mobilization of drill equipment and again for demobilization, as well as $2,500 per property for surface remediation.

The total cost of Phase II exploration on all mineral properties contemplated at this time is equal to $125,000 including contingency cost allowance. Additional costs for Phase II exploration work and for further lease and land acquisitions are expected to be funded by future financings from debt and equity sources. The Company expects minimal effect on our ability to proceed with Phase II exploration should they be required in conjunction with further lease and land acquisitions as the amounts projected for Phase II exploration costs are not substantial in relation to budgeted total annual capital and operating expense expenditures. If however, additional land and lease expenditures during the next twelve months create a lack of capital for Phase II exploration costs beyond that anticipated in relation to available capital, the Company may not be in a financial position to conduct Phase II exploration if required.

In all cases, results from Phase I of exploration on the Company's properties will determine whether the Company proceeds to Phase II of the exploration program, or discontinues exploration on the property. Phase II costs, if any, will be incurred in the subsequent 12-month period, and would require additional financing.

We will require additional funding to implement our plan of operations beyond Phase I work programs. We anticipate that these funds primarily will be raised through equity and debt financing sources. If we raise additional funds through the issuance of equity or convertible debt securities, it will result in the dilution in the equity ownership of investors in our common stock. Further, such securities might have rights, preferences or privileges senior to our common stock. There can be no assurance that additional financing will be available upon acceptable terms, if at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to take advantage of prospective new opportunities or acquisitions, which could significantly and materially restrict our operations.

We do not expect to purchase any significant equipment or increase significantly the number of our employees during the next 12 months. Our current business strategy is to obtain resources under contract where possible because management believes that this strategy, at its current level of development, provides the best services available in the circumstances, leads to lower overall costs, and provides the best flexibility for our business operations.

RESULTS OF OPERATIONS

Our net loss for fiscal year ended December 31, 2004 was approximately ($128,170). During fiscal year ended December 31, 2004, we recorded interest income of $166.

During the fiscal year ended December 31, 2004, we recorded operating expenses of $128,336, consisting primarily of (i) $57,112 in exploratory expenses; (ii) $12,175 in general and administrative expenses; (iii) $31,943 in management fees; and $27,106 in professional fees. General and administrative expenses generally include corporate overhead, financial and administrative contracted services and consulting costs.


            FOR THE PERIOD FROM JANUARY 1, 2005 TO SEPTEMBER 30, 2005

Our net loss for nine-month period ending September 30, 2005 was approximately ($530,858). During the nine-month period ending September 30, 2005, we recorded interest income of $1,460.

During the nine month period ending September 30, 2005, we recorded operating expenses of $532,318, consisting primarily of (i) $323,598 in exploratory expenses; (ii) $73,629 in general and administrative expenses; (iii) $90,265 in management fees; and $44,826 in professional fees. General and administrative expenses generally include corporate overhead, financial and administrative contracted services and consulting costs.


LIQUIDITY AND CAPITAL RESOURCES


For the period ended September 30, 2005, net cash flows used in operating activities was $(536,124) compared to the fiscal year ended December 31, 2004, whereby net cash flow used in operating activities was $(100,896).

For the period ending September 30, 2005, net cash flows used in investing activities was $NIL compared to the fiscal year ended December 31, 2004, whereby net cash flows used in investing activities was $NIL.

For the period ending September 30, 2005, net cash flow from financing activities was $414,339 compared to the fiscal year ended December 31, 2004, whereby net cash flow from financing activities was $506,820 pertaining primarily to the differential in the proceeds received on the sale of our common stock.

At September 30, 2005, our current assets were $287,374, current liabilities were $71,763, resulting in a working capital surplus of $215,611. We expect that working capital requirements will continue to be funded through a combination of our existing funds, sources of debt, and further issuances of securities. Our working capital requirements are expected to increase in line with the growth of our business.


Existing working capital and anticipated cash flow are expected to be adequate to fund our operations over the next twelve months. We have no lines of credit or other bank financing arrangements. Generally, we have financed operations to date through the proceeds of the private placement of equity and debt instruments. In connection with our business plan, management anticipates additional increases in operating expenses and capital expenditures relating to:

(i) uranium exploration operating activities,

(ii) possible future reserve definition,

(iii) possible future mining initiatives on current and future properties, and

(iv) future possible property acquisitions. We intend to finance these expenses with further issuances of securities, and debt issuances. We expect we will need to raise additional capital to meet long-term operating requirements.

Additional issuances of equity or convertible debt securities will result in dilution to our current shareholders. Further, such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict our business operations.

MATERIAL COMMITMENTS

We have an ongoing commitment to pay the costs of registration pursuant to this registration statement, and management believes it has the capital resources to meet legal and administrative costs relating to this initiative.

PURCHASE OF SIGNIFICANT EQUIPMENT

We do not intend to purchase any significant equipment during the next twelve months.

RECENT ACCOUNTING PRONOUNCEMENTS

Recent accounting pronouncements

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions ("SFAS 153") SFAS 153 requires that exchanges of non-monetary assets are to be measured based on fair value and eliminates the exception for exchanges of non-monetary, similar productive assets, and adds an exemption for non-monetary exchanges that do not have commercial substance. This statement eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance, defined as transactions that are not expected to result in significant changes in the cash flows of the reporting entity. SFAS 153 will be effective for fiscal periods beginning after June 15, 2005. For non-monetary transactions entered into after June 15, 2005, the Company will adopt the revised standard, but given the nature of transactions relevant to the Company's business operations, we do not expect that the revised policy will have a material impact on the Company's financial condition or results of operations at the current date.

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. A key provision of this statement is the requirement of a public entity to measure the cost of employee services received in exchange for an award of equity instruments (including stock options) based on the grant date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (i.e., the requisite service period or vesting period). The Statement eliminates the ability to account for share-based compensation transactions under the intrinsic-value method utilizing APB Opinion No. 25, Accounting for Stock Issued to Employees, and generally requires that such transactions are accounted for using the fair-value method. This standard becomes effective for the Company for its first annual or interim period ended on or after December 15, 2005. The Company will adopt SFAS 123R no later than the beginning of the Company's fourth quarter ending December 31, 2005. Management is currently evaluating the potential impact that the adoption of SFAS 123R will have on the Company's financial position and results of operations in the future, but as at the date of this registration statement, the Company has no stock option plan in effect whereunder SFAS No. 123R could impact the Company's current financial position or current results of operations. However the Company may adopt a stock option plan in the future and grant options thereunder or enter into other share base compensation transactions. Until such time as such future potential transactions are undertaken, the potential impact is not determinable.

                             DESCRIPTION OF BUSINESS

CORPORATE HISTORY

Uranium Energy Corp. was incorporated under the laws of the State of Nevada on May 16, 2003.

Please note that throughout this report, and unless otherwise noted, the words "we," "our," "us," the "Company," or "Uranium Energy," refers to Uranium Energy Corp.

CURRENT BUSINESS OPERATIONS


Uranium Energy Corp. is a resource company specializing in acquisition and development of mineral exploration properties in North America. Our strategy is to acquire properties that are thought to contain economic quantities of uranium ore and have undergone some degree of uranium exploration but have not yet been mined. We plan an aggressive acquisition strategy for the next 12 to 24 months to build uranium resources of 50 million pounds. To date, we have acquired interests in 5,530 acres of leased or staked mineral properties, consisting of claim blocks located in the States of Arizona, Colorado, Utah, and Texas. By our second year of operation, we have plans to acquire approximately 12,500 further acres of mineral properties subject to adequate funding being acquired consisting of further claim blocks located in the State of Texas. Other mineral property acquisitions are contemplated in the States of interest that include Arizona, Utah, Colorado, Texas, and Wyoming. These potential acquisition properties have not yet been specifically identified.


COMPETITION

We operate in a highly competitive industry, competing with other mining and exploration companies, and institutional and individual investors, which are actively seeking uranium minerals exploration properties throughout the world together with the equipment, labor and materials required to exploit such properties. Many of our competitors have financial resources, staff and facilities substantially greater than ours. The principal area of competition is encountered in the financial ability to cost effectively acquire prime minerals exploration prospects and then exploit such prospects. Competition for the acquisition of uranium minerals exploration properties is intense, with many properties available in a competitive bidding process in which we may lack technological information or expertise available to other bidders. Therefore, we may not be successful in acquiring and developing profitable properties in the face of this competition. No assurance can be given that a sufficient number of suitable uranium minerals exploration properties will be available for acquisition and development.

MINERALS EXPLORATION REGULATION

Our minerals exploration activities are, or will be, subject to extensive laws and regulations governing prospecting, development, production, exports, taxes, labor standards, occupational health, waste disposal, protection and remediation of the environment, protection of endangered and protected species, mine safety, toxic substances and other matters. minerals exploration is also subject to risks and liabilities associated with pollution of the environment and disposal of waste products occurring as a result of mineral exploration and production. Compliance with these laws and regulations may impose substantial costs on us and will subject us to significant potential liabilities. Changes in these regulations could require us to expend significant resources to comply with new laws or regulations or changes to current requirements and could have a material adverse effect on our Company.

Exploration and production activities are subject to certain environmental regulations which may prevent or delay the commencement or continuance of our operations. In general, our exploration and production activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry and our current operations have not expanded to a point where either compliance or cost of compliance with environmental regulation is a significant issue for the Company. Nil costs have been incurred to date with respect to compliance with environmental laws, and costs are only expected to increase with the increasing scale and scope of exploration operations, especially with the advent of Phase II exploration costs outlined in "Management's Discussion and Analysis".

Minerals exploration operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on our company. Minerals exploration operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Minerals exploration operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, state, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which we may elect not to insure against due to prohibitive premium costs and other reasons. To date we have not been required to spend material amounts on compliance with environmental regulations. However, we may be required to do so in future and this may affect our ability to expand or maintain our operations. Environmental regulation is discussed in further detail in the following section.

ENVIRONMENTAL REGULATION

Our activities will be subject to existing federal, state and local laws and regulations governing environmental quality and pollution control. Our operations will be subject to stringent environmental regulation by state and federal authorities including the Environmental Protection Agency ("EPA"). Such regulation can increase the cost of such activities. In most instances, the regulatory requirements relate to water and air pollution control measures.

WASTE DISPOSAL

The Resource Conservation and Recovery Act ("RCRA"), and comparable state statutes, affect Minerals exploration and production activities by imposing regulations on the generation, transportation, treatment, storage, disposal and cleanup of "hazardous wastes" and on the disposal of non-hazardous wastes. Under the auspices of the EPA, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") imposes joint and several liability for costs of investigation and remediation and for natural resource damages, without regard to fault or the legality of the original conduct, on certain classes of persons with respect to the release into the environment of substances designated under CERCLA as hazardous substances ("Hazardous Substances"). These classes of persons or potentially responsible parties include the current and certain past owners and operators of a facility or property where there is or has been a release or threat of release of a Hazardous Substance and persons who disposed of or arranged for the disposal of the Hazardous Substances found at such a facility. CERCLA also authorizes the EPA and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover the costs of such action. We may also in the future become an owner of facilities on which Hazardous Substances have been released by previous owners or operators. We may in the future be responsible under CERCLA for all or part of the costs to clean up facilities or property at which such substances have been released and for natural resource damages.

AIR EMISSIONS

Our operations are subject to local, state and federal regulations for the control of emissions of air pollution. Major sources of air pollutants are subject to more stringent, federally imposed permitting requirements. Administrative enforcement actions for failure to comply strictly with air pollution regulations or permits are generally resolved by payment of monetary fines and correction of any identified deficiencies. Alternatively, regulatory agencies could require us to forego construction, modification or operation of certain air emission sources.

CLEAN WATER ACT

The Clean Water Act ("CWA") imposes restrictions and strict controls regarding the discharge of wastes, including mineral processing wastes, into waters of the United States, a term broadly defined. Permits must be obtained to discharge pollutants into federal waters. The CWA provides for civil, criminal and administrative penalties for unauthorized discharges of hazardous substances and other pollutants. It imposes substantial potential liability for the costs of removal or remediation associated with discharges of oil or hazardous substances. State laws governing discharges to water also provide varying civil, criminal and administrative penalties and impose liabilities in the case of a discharge of petroleum or it derivatives, or other hazardous substances, into state waters. In addition, the EPA has promulgated regulations that may require us to obtain permits to discharge storm water runoff. In the event of an unauthorized discharge of wastes, we may be liable for penalties and costs. Management believes that we are in substantial compliance with current applicable environmental laws and regulations.

MINERAL EXPLORATION COSTS

Mineral property acquisition, exploration and development costs are expensed as incurred until such time as economic reserves are quantified. To date we have not established any proven or probable reserves on its mineral property interests. Estimated future removal and site restoration costs are provided over the life of proven reserves on a units-of-production basis. Costs, which include production equipment removal and environmental remediation, are estimated each period by management based on current regulations, actual expenses incurred, and technology and industry standards. The charge is included in exploration expense or the provision for depletion and depreciation during the period and the actual restoration expenditures are charged to the accumulated provision amounts as incurred.

RESEARCH AND DEVELOPMENT ACTIVITIES

No research and development expenditures have been incurred, either on our account or sponsored by customers for the past three years.

EMPLOYEES

We do not employ any persons on a full-time or on a part-time basis. Amir Adnani is our President and Chief Executive Officer, Grant Atkins is our Chief Financial Officer, and Randall Reneau is our Chief Exploration Officer. These individuals are primarily responsible for all our day-to-day operations. Other services are provided by outsourcing and consultant and special purpose contracts.

                         MINERALS EXPLORATION PROPERTIES

The Company is participating in its mineral properties in the States of Arizona and Colorado by way of quitclaim deed. The properties were staked and claimed by the Company and registered with the United States Bureau of Land Management ("BLM"). There are a total of six claim blocks deeded to the Company in this manner in Arizona, and a further three claim blocks in Colorado. The Company has unfettered surface access, and complete mineral rights to an unlimited depth below surface. The deeds are in effect for five years, and carry renewable five-year terms for an indefinite period, provided that the annual processing fees are in good standing with the BLM. The claims were entered into between November 4, 2004 and April 21, 2005, corresponding to initial terms of expiry between November 4, 2009 and April 21, 2010. Annual processing fees to be paid to the BLM vary from county to county but are relatively nominal. The Company will also be required to remediate the land upon termination of the deed - bringing the land back into the state it was originally in prior to the commencement of our exploration activities. These costs are not determinable at this time.


In the States of Utah and Texas, the Company is participating in its mineral properties by way of property lease directly from the owners of the land/mineral rights. At present, the Company has executed one lease in Utah, and fourteen leases on eight lease blocks in Texas. These leases give the Company similar access and privileges as described above, however with some important differences. Although the Company will have access to the surface, the mineral rights below surface are restricted to uranium only, with any other minerals, including, for example, petroleum, reverting to the lessor. The lease terms are for five years, and include five-year renewal periods. After the expiration of the second five-year term, the Company must renegotiate the terms of a new lease. Royalty payments must be made to the lessor in event that the Company extracts uranium ore from the properties in the amount of 6.25% of the gross revenue so generated.

We have the following interests in these mineral properties under lease:



 State         Claim / Lease Name                           County         Interest    Claims           Acres
 Arizona       Dry Mountain                                 Graham             100%        28          560.00
 Arizona       Esther Basin                                 Mohave             100%        10          200.00
 Arizona       Gunsight Canyon                              Mohave             100%        20          400.00
 Arizona       Artillery Peak 1                             Mohave             100%        19          380.00
 Arizona       Artillery Peak 2                             Mohave             100%        31          620.00

                                                                                    --------------------------
               Subtotal                                                                   109        2,160.00


 Colorado      Carnotite                                    Fremont            100%        18          360.00
 Colorado      Raven Mine Group                             Montrose           100%        22          440.00
 Colorado      Triangulation / Whitney mines                Montrose           100%        12          240.00
                                                                                    --------------------------
               Subtotal                                                                    52        1,040.00

 Utah          Crain - Lease                                San Juan           100%                    640.00



 Texas         Anne Knickerbocker McCulloch - Lease         Zavala             100%1                   323.38
 Texas         Anne Knickerbocker McCulloch - Lease         Zavala              50%1                   149.68
 Texas         Braquet - Lease                              Goliad             100%                    242.75
 Texas         Halpska - Lease                              Goliad             100%                    359.98
 Texas         Abrameit - Lease                             Goliad             100%                     84.36
 Texas         Strandford - Lease                           Goliad             100%                     42.18
 Texas         Schrade - Lease                              Goliad             100%                    224.17
 Texas         Schrade - Lease                              Goliad             100%                    263.63

                                                                                    --------------------------

               Subtotal                                                                              1,690.13


--------------------------------------------------------------------------------------------------------------

 TOTAL:        Claims / Acres                                                             161         5,530.13

==============================================================================================================

(1) The 323.38 acre Anne Knickerbocker McCulloch Lease in Zavala County has now been 100% leased, including surface and minerals. The Company has full access to surface and minerals. These leases are "paid up" meaning no annual rental or advance royalty payments are due. The adjacent 149.68 acre Anne Knickerbocker McCulloch Lease tract is now 50% leased including the surface. This 50% interest gives the Company surface and mineral access to continue exploration and development of the property without cost to the non-owned interest owners. The Company can develop it's 50% mineral interest (149.68 acres) with or without the additional 50% unleased interest being in agreement or participating in such exploration or development. If the non Company owned 50% mineral interest owners elect not to lease to the Company, they will be carried as a non-participating mineral owner partners in the Company's mineral exploration program and be paid pro-rata royalties on production after the Company has recouped 100% of expenditures incurred in exploring and developing potential minerals on the property. In the State of Texas, minerals exploration have precedence over surface developments.

These properties do not have any indicated or inferred minerals or reserves. We plan to conduct exploration programs on these properties with the intent to prove or disprove the existence of economic concentrations of uranium.

Since inception, we have not established any proven or probable reserves on its mineral property interests.

On October 11, 2005, we entered into a Mineral Asset Option Agreement (the "Option") with Brad A. Moore giving us the option to acquire certain uranium leases from Mr. Moore in the State of Texas. In consideration for the Option, we have paid Mr. Moore a cash payment of $50,000 and issued to his direction 500,000 shares of our restricted common stock which are not subject to this Registration Statement. The Option, if exercised will require the further issuance of 1,500,000 restricted common shares in 500,000 share installments over the three, six month intervals following the effective date of the Option (October 11, 2005), and a further payment of $150,000 on April 11, 2006. Title to the properties to be acquired will transfer upon payment of all stock and cash as are required under the Option, the timing of which may be accelerated at the Company's discretion. During the Option term, the Company has the right as operator to conduct or otherwise direct the all exploration on the properties to be acquired.

                                EXECUTIVE OFFICES

Our principal office space is rented on a month to month basis and is located at Austin Centre, 701 Brazos, Suite 500 PMB#, Austin, Texas 78701. The office space costs approximately $183 per month.

The Company also has a one year lease ending on April 30, 2006 for field offices located at Pioneer Business Center, 341 East "E" Street, Suite 135b, Casper, Wyoming 82601. The office space costs approximately $350 per month.

                                LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our Company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All of our directors hold office until the next annual general meeting of the shareholders or until their successors are elected and qualified. Our officers are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal.

Our directors and executive officers, their ages, positions held are as follows:


NAME               AGE   POSITION WITH THE COMPANY
------------------ ---   ------------------------
Amir Adnani         27   President/Chief Executive
                         Officer and Director

Grant Atkins        45   Treasurer/Chief Financial
                         Officer, and Director

Randall Reneau      56   Chief Exploration Officer,
                         and Director

Johnathan Lindsay   29   Secretary


D. Bruce Horton     61   Director

Steve Jewett        67   Director


Alan Lindsay        55   Director



BUSINESS EXPERIENCE

The following is a brief account of the education and business experience of each director, executive officer and key employee during at least the past five years, indicating each person's principal occupation during the period, and the name and principal business of the organization by which he or she was employed.

Amir Adnani has been our Chief Executive Officer, President and Director since January 24, 2005. Mr. Adnani is an entrepreneur with an extensive background in business development and marketing. He founded and has been, for the last five years, president of Blender Media Inc., a Vancouver based company that provides strategic marketing and financial communications services to public companies and investors in mineral exploration, mining, and energy sectors. He has many contacts throughout the minerals exploration and financial communities. Mr. Adnani holds a Bachelor of Science degree from the University of British Columbia.

Grant Atkins has been Chief Financial Officer and a Director since January 24, 2005. Mr. Atkins is also Chief Executive Officer, President, and Director of Lexington Resources, Inc. For the past ten years, Mr. Atkins has been self-employed and has acted as a financial and project coordination consultant to clients in government and private industry. He has extensive multi-industry experience in the fields of finance, administration and business development. Mr. Atkins received a Bachelor of Commerce degree from the University of British Columbia.

Randall Reneau has been our Chief Exploration Officer since January 24, 2005. Mr. Reneau is registered as a Certified Professional Geologist with over 30 years of experience in mineral exploration and project management in the United States, Mexico, Brazil and West Africa. Mr. Reneau has significant experience exploring for uranium in the United States, specifically in Texas, Arizona, New Mexico and Wyoming, the states known to hold the largest uranium reserves. He extensively explored these states while employed in a senior position for Conoco Uranium, a subsidiary of Conoco Ltd., and World Nuclear Corporation, a privately-held company. For the past 10 years, he has been an independent contractor, performing geology services for mining and exploration companies internationally. He obtained his M.S. in Environmental Engineering from Kennedy-Western University, Boise, Idaho, and a B.A. in Geology from Central Washington University.

Johnathan Lindsay has been Secretary to Uranium Energy Corp. (formerly Carlin Gold Inc.) since its inception, where he was responsible for organizing initial financing for the Company. In 1997, Mr. Lindsay worked with the Investor Relations Group and for National Media, two North American public sector marketing firms. While there, he developed relationships with key personnel in the resource and finance sectors. Following his position with National Media, he studied marketing from 1998-99 at the British Columbia Institute of Technology. From 1999 to 2004, Mr. Lindsay was employed by Alan Lindsay and Associates as VP Marketing and Corporate Secretary. Since 2004, Mr. Lindsay is currently the president of Ocean Tower Productions, a privately-held film production company. Ocean Tower currently has films in various stages of production.

Steve Jewett has been a director and member of our Audit Committee since January 24, 2005. Since 1978, Mr. Jewett has been the owner of Stephen Jewett - Chartered Accountants. During his career, Mr. Jewett was auditor of several public companies. Mr. Jewett received his degree as a Chartered Accountant from the Institute of Chartered Accountants of British Columbia and is the audit committee's financial expert.

D. Bruce Horton has been a director and member of our Audit Committee since January 24, 2005. During the past five years, Mr. Horton has been active in the financial arena in both the private and public sectors as an accountant and financial management consultant with an emphasis on corporate financial reporting, financing and tax planning. Mr. Horton has specialized in corporate management, re-organization, merger and acquisition, international tax structuring, and public and private financing for over thirty years. From 1972 through 1986, Mr. Horton was a partner in a public accounting firm. In 1986, Mr. Horton co-founded the Clearly Canadian Beverage Corporation, of which he was a director and chief financial officer until 1997.

Alan Lindsay has been a director since May 16, 2003. Mr. Lindsay has extensive experience and expertise in the mining and biomedical fields. From 2000 to the present, he has been the Chairman, President and CEO of MIV Therapeutics Inc., a publicly-listed biomedical company focused on biocompatible coating technology for stents and medical devices, and was also a co-founder of GeneMax
Pharmaceuticals, a biotech company with a novel cancer treatment technology discovered at the University of British Columbia. Mr. Lindsay was the founder of AZCO Mining Inc. and served as Chairman, President and CEO of AZCO from 1992 to 2000. During his term, AZCO obtained listings on both the Toronto and American Stock Exchanges. AZCO developed the Sanchez copper deposit and Piedras Verdes copper deposits with a combined SX-EW oxide copper resource of 3.25 billion pounds of copper. Mr. Lindsay negotiated a business transaction with Phelps Dodge Corporation that led to the sale of the Sanchez deposit for $55 million and a joint venture on the Piedras Verdes deposit.

Amir Adnani, Grant Atkins, Alan Lindsay, Johnathan Lindsay, Randall Reneau, Golden West Investments, and the Isaiah Capital Trust may be deemed to be organizers of the Company based upon their activities in founding and organizing the business of the Company.



FAMILY RELATIONSHIPS

The Secretary of our Company, Johnathan Lindsay, is the son of Alan Lindsay, a director of our Company; otherwise, there are no other family relationships among our directors or officers.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

During the past five years, none of our directors, executive officers or persons that may be deemed promoters is or have been involved in any legal proceeding concerning (i) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction permanently or temporarily enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity; or (iv) being found by a court, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law (and the judgment has not been reversed, suspended or vacated).

                             EXECUTIVE COMPENSATION

During the last fiscal year, none of the directors of our Company were compensated for their roles as directors. Directors of our Company may be reimbursed for any out-of-pocket expenses incurred by them on behalf of our Company. Certain officers are paid for services provided to the Company as indicated below. We presently have no pension, health, annuity, insurance, profit sharing or similar benefit plans.

From June 30, 2004 and as formalized in a letter agreement dated December 1, 2004, Randall Reneau has had a services agreement with us, whereby he may perform geological consulting services for us in exchange for $350 per diem plus expenses. In the year ended December 31, 2004, Mr. Reneau has invoiced us, and has been compensated, in the amount of $12,506. Mr. Reneau has received compensation in the approximate amount of $62,461 for the nine month period ended Sepember 30, 2005.

Mr. Amir Adnani, the Company's President, has accrued compensation in the amount of $4,000 for fiscal year 2004 and $38,000 during the nine month period ended September 30, 2005.

Mr. Johnathan Lindsay, the Company's Secretary, has accrued compensation in the amount of $25,171 for fiscal year 2004 and approximately $20,833 during the nine month period ended September 30, 2005.


We do not have formal employment agreements with Mr. Adnani, Mr. Lindsay, or Mr. Atkins. Executive compensation is subject to change concurrent with our compensation policy.

SUMMARY COMPENSATION TABLE

None of our executive officers received an annual salary and bonus that exceeded $100,000 during the fiscal year ending December 31, 2004. The following table sets forth the compensation received by officers and directors of the Company during 2004.



                                   ANNUAL COMPENSATION            LONG TERM
                                                                 COMPENSATION

NAME AND                  FISCAL        SALARY        OTHER       SECURITIES
PRINCIPAL POSITION          YEAR                                  UNDERLYING
                                                                    OPTIONS

Amir Adnani                 2004        $4,000            0            0
President and  Chief
Executive Officer


Grant Atkins                2004             0            0            0
Chief Financial
Officer

Randall Reneau              2004             0      $12,506            0
Chief Exploration
Officer

Johnathan Lindsay           2004        25,171            0            0
Secretary



             EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
                         CHANGE IN CONTROL ARRANGEMENTS

CONSULTATION AGREEMENT

From June 30, 2004 and as formalized in a letter agreement dated December 1, 2004, Randall Reneau has had a services agreement with us, whereby he may perform geological consulting services for us in exchange for $350 per diem plus expenses. In the year ended December 31, 2004, Mr. Reneau has invoiced us, and has been compensated, in the amount of $12,506.

COMPENSATION OF DIRECTORS

Generally, our Directors do not receive salaries or fees for serving as directors, nor do they receive any compensation for attending meetings of the Board of Directors. Directors are entitled to reimbursement of expenses incurred in attending meetings or for direct expenses incurred in duties and actions for the sole benefit of our Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table sets forth, as of November 23, 2005, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.




--------------------------------- ------------- -------------- ---------------
Name and Address of Beneficial      Number of        Nature         Percentage
Owner                              Shares Owned   of Ownership       Ownership
--------------------------------- ------------- -------------- ---------------
Amir                                    635,334         Direct           5.424%
Adnani
2302-930 Cambie Street
Vancouver, B.C. V6B 5X6

--------------------------------- ------------- -------------- ---------------
Randall                                 500,000         Direct           4.12%
Reneau
9302 Mystic Oak Trail
Austin, TX 78750

--------------------------------- ------------- -------------- --------------
D. Bruce                                 33,334         Direct           0.27%
Horton
2443 Alder Street
Vancouver, B.C. V6H 4A4

--------------------------------- ------------- -------------- ---------------
Alan                                    870,858         Direct           7.18%
Lindsay
2701-1500 Hornby Street
Vancouver, B.C. V6Z 2R1

--------------------------------- ------------- -------------- ---------------
Isaiah Capital                        1,823,333         Direct          15.02%
Trust
28-30 The Parade
St. Heller, Jersey
Channel Islands JE4 8XY

--------------------------------- ------------- -------------- ---------------
Golden West                           3,750,000         Direct          30.90%
Investments
P.O. Box 97 Leeward Highway
Provenciales Turks &
Caicos Islands, BWI

--------------------------------- ------------- -------------- ---------------

--------------------------------- ------------- -------------- ---------------
Name and Address of Beneficial      Number of        Nature         Percentage
Owner                              Shares Owned   of Ownership       Ownership
--------------------------------- ------------- -------------- ---------------
Ethny                                   950,000         Direct           7.83%
Lindsay
201 Villa Pax, Ocean Way,
Umhlanga Rocks, Republic
of South Africa, 4320

--------------------------------- ------------- -------------- ---------------
James                                   727,667         Direct           6.00%
Davidson
455 Barstow Road,
Prince Frederick, Maryland,
USA, 20678

--------------------------------- ------------- -------------- ---------------
Johnathan Lindsay                       265,574         Direct           2.19%
T13-1501 Howe Street
Vancouver, B.C. V6Z 2P8

--------------------------------- ------------- -------------- ---------------

TOTAL                                 9,556,100                         78.74%

--------------------------------- ------------- -------------- ---------------



CHANGES IN CONTROL

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our Company.

                           DESCRIPTION OF COMMON STOCK


We are authorized to issue 75,000,000 common shares with a par value of $0.001. As of November 23, 2005 we had 12,135,722 common shares outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to common stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.


The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our board of directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the board of directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

In the event of a merger or consolidation, all holders of common stock will be entitled to receive the same per share consideration.

                              PLAN OF DISTRIBUTION

The Selling Shareholders of the common stock of Uranium Energy Corp., and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The sales price to the public has been determined by the shareholders to be $0.50 per share. The price of $0.50 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that our shares will be approved for trading on the OTC Bulletin Board.

The Selling Shareholders may use any one or more of the following methods when selling shares:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

-    privately negotiated transactions;

-    settlement of short sales entered into after the date of this prospectus;

- broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

-    a combination of any such methods of sale;

- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

-    any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Shareholders does not expect these commissions and discounts relating to their sale of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Currently there are no shares of our common stock eligible for resale pursuant to Rule 144.Each Selling Shareholders has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the

Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                              SELLING SHAREHOLDERS

The Selling Shareholders may offer and sell, from time to time, any or all of the common stock registered pursuant to this Registration Statement. Because the Selling Shareholders may offer all or only some portion of the 2,435,722 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.


The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the Selling Shareholders as of November 23, 2005, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholder. None of the Selling Shareholders is a broker-dealer, or an affiliate of a broker-dealer to our knowledge.





---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Selling Shareholders               Shares of Common       Shares of Common   Shares of Common     Percentage of      Percentage of
                                   Stock Owned Prior to   Stock to be        Stock Owned  After   Common Stock       Common Stock
                                   Offering               Offered for Sale   the Offering         Owned Before the   Owned After the
                                                                                                  Offering           Offering
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
James Davidson                                  727,667            102,667              625,000              6.00%             6.44%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Isaiah Capital Trust (1)                      1,823,333             23,333            1,800,000             15.02%            18.56%
---------------------------------- -------------------- ------------------ -------------------- ------------------ ----------------
Donna Cuthbert                                    2,000              2,000                    0              0.02%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Len Cuthbert                                      2,000              2,000                    0              0.02%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Rosalind Lindsey                                  2,000              2,000                    0              0.02%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Thomas O'Neill Management
Corp. (2)                                         2,000              2,000                    0              0.02%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Joyce Wyssen                                    125,000                  0              125,000              1.03%             1.29%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------

                                       37

SELLING SHAREHOLDERS - continued

---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Selling Shareholders               Shares of Common       Shares of Common   Shares of Common     Percentage of      Percentage of
                                   Stock Owned Prior to   Stock to be        Stock Owned  After   Common Stock       Common Stock
                                   Offering               Offered for Sale   the Offering         Owned Before the   Owned After the
                                                                                                  Offering           Offering
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Andrea Boyce                                      2,000              2,000                    0              0.02%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Elizabeth Bayback                                 3,334              3,334                    0              0.03%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Michael Bayback                                 303,334            303,334                    0              2.50%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
George Duggan                                     1,667              1,667                    0              0.01%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Jim Yates                                        10,000             10,000                    0              0.08%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Amir Adnani                                     635,334            135,334              500,000              5.24%             5.15%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Kian Ehsan                                       32,000             32,000                    0              0.26%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Parisa Ehsan                                      2,000              2,000                    0              0.02%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Glynn Fisher                                      3,500              3,500                    0              0.03%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Jean-Claude Doucet                                2,000              2,000                    0              0.02%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Alan Lindsey                                    870,858            370,858              500,000              7.18%             5.15%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Johnathan Lindsey                               265,574             15,574              250,000              2.19%             2.58%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Oliver Lindsey                                    2,000              2,000                    0              0.02%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Dennis Corin                                      1,000              1,000                    0              0.01%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Wayne Livingstone                                 2,000              2,000                    0              0.02%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Kersti Livingstone                                2,000              2,000                    0              0.02%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Ron Saperstein                                    2,000              2,000                    0              0.02%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
James Paterson                                      667                667                    0              0.01%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Carey Whitehead                                   1,926              1,926                    0              0.02%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Deborah Price                                       667                667                    0              0.01%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
John Martin                                       2,020              2,020                    0              0.02%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Darren Mann                                       2,500              2,500                    0              0.02%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Newport Capital Corp. (3)                       100,001            100,001                    0              0.82%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Verona Capital International (4)                166,667            166,667                    0              1.37%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Alexander W. Cox                                333,334            333,334                    0              2.75%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Princeton Estate Company, Inc., BVI              33,334             33,334                    0              0.27%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------

                                       38

SELLING SHAREHOLDERS - continued

---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Selling Shareholders               Shares of Common       Shares of Common   Shares of Common     Percentage of      Percentage of
                                   Stock Owned Prior to   Stock to be        Stock Owned  After   Common Stock       Common Stock
                                   Offering               Offered for Sale   the Offering         Owned Before the   Owned After the
                                                                                                  Offering           Offering
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Ethny Lindsey                                   950,000                  0              950,000              7.83%             9.79%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Canon Bryan                                      50,000                  0               50,000              0.41%             0.52%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Michael Levy                                     16,667             16,667                    0              0.14%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Randall P. Reneau                               500,000                  0              500,000              4.12%             5.15%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Leonard Garcia                                  150,000                  0              150,000              1.24%             1.55%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Bradley N. Scharfe                               16,667             16,667                    0              0.14%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
D. Bruce Horton                                  33,334             33,334                    0              0.27%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Bryan M. Dear                                    33,334             33,334                    0              0.27%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Matthew Cicci                                    33,334             33,334                    0              0.27%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
James Dow                                        33,334             33,334                    0              0.27%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Jenirob Company, Ltd. (6)                        33,334             33,334                    0              0.27%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Michael Cassidy                                  33,334             33,334                    0              0.27%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Golden West Investments (7)                   3,750,000                  0            3,750,000             30.90%            38.66%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Marcus Johnson                                   16,667             16,667                    0              0.14%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Frank Sticht                                     50,000             50,000                    0              0.41%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Peter Jessop                                     40,000             40,000                    0              0.33%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Doug Casey                                      200,000            200,000                    0              1.65%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Brien F. Lundin                                  50,000             50,000                    0              0.41%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Dr. Sherwin Mohammadnabi                         50,000             50,000                    0              0.41%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Freddy Abnousi                                  120,000            120,000                    0              0.99%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Mehrangiz Talaifar                               10,000             10,000                    0              0.08%             0.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Brad Moore                                      250,000                  0             250,000               2.06%             2.58%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
Clyde Yancy                                     250,000                  0             250,000               2.06%             2.58%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------
TOTAL                                        12,135,722          2,435,722            9,700,000            100.00%           100.00%
---------------------------------- -------------------- ------------------ -------------------- ------------------ -----------------

* = less than 1%

(1) Isaiah Capital Trust is a trust account held for the benefit of Sandra Corin, the sole beneficiary, and is managed by Equity Trust.

(2) Thomas O'Neill Management Corp. is controlled by Thomas O'Neill, its sole officer, director and shareholder.

(3) Newport Capital Corp. is controlled by Brent Pierce, its president and director, and its sole shareholder Regulus Advisor Limited, as trustee for Emerald Trust.

(4) Verona Capital International is controlled by Gerold Hoop, its sole officer and director.

(5) Princeton Estate Company, Inc. BVI is controlled by Todd Moore, its sole officer and director.

(6) Jenirob Company, Ltd. is controlled by Philippe Mast, its sole officer and director.

(7) Golden West Investments is controlled by Barry Dempsey for Cockburn Directors Ltd. and its sole shareholder, Canopus Limited for Meridian Trust.

We will require the Selling Shareholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

                                  LEGAL MATERS

The validity of the common stock offered by this prospectus has been passed upon by The O'Neal Law Firm, P.C.

                                     EXPERTS

The consolidated financial statements of Uranium Energy included in this registration statement have been audited by Dale Matheson Carr-Hilton LaBonte, to the extent and for the period set forth in their report appearing elsewhere in the registration statement, and are included in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

                          DISCLOSURE OF SEC POSITION OF
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Nevada General Corporation Law, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf. The bylaws also authorize the board of directors to indemnify any other person who we have the power to indemnify under the Nevada General Corporation Law, and indemnification for such a person may be greater or different from that provided in the bylaws.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our Company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Commission's Public Reference Room at100 F Street, N.E.,Washington, D.C. 20549 You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You can also obtain copies of our Commission filings by going to the Commission's website at http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Lexington Resources, Inc., the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Uranium Energy Corp.. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

                          PART 1. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                              URANIUM ENERGY CORP.
                           (formerly Carlin Gold Inc.)
                         (an exploration stage company)
                              FINANCIAL STATEMENTS


                         SEPTEMBER 30, 2005 (UNAUDITED)
                                       AND
                                DECEMBER 31, 2004






REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM .................... 43

BALANCE SHEETS ............................................................. 44

STATEMENTS OF OPERATIONS ................................................... 45

STATEMENT OF STOCKHOLDERS' EQUITY .......................................... 46

STATEMENTS OF CASH FLOWS ................................................... 47

NOTES TO FINANCIAL STATEMENTS .............................................. 48

                          [LETTER HEAD GRAPHIC OMITTED]

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Stockholders and Board of Directors of Uranium Energy Corp. (Formerly Carlin Gold Inc.)

We have audited the balance sheets of Uranium Energy Corp. (formerly Carlin Gold Inc.), (an exploration stage company) as at December 31, 2004 and 2003 and the statements of operations, stockholders' equity and cash flows for the year ended December 31, 2004 and the period from May 16, 2003 (inception) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and its cash flows and the changes in stockholders' equity for the year ended December 31, 2004 and the period from May 16, 2003 (inception) to December 31, 2003 in accordance with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the
financial  statements,   the  Company  has  reported  significant  losses  since
inception from operations and requires additional financing to meet its obligations and fund the costs of its operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                         /s/ "Dale Matheson Carr-Hilton LaBonte"
                                         ---------------------------------------

                                                           CHARTERED ACCOUNTANTS



Vancouver, B.C.
May 31, 2005

                           URANIUM ENERGY CORPORATION
                           (formerly Carlin Gold Inc.)
                         (an exploration stage company)
                                 BALANCE SHEETS


                                                                     September 30,    December 31,     December 31,
                                                                           2005           2004             2003
-----------------------------------------------------------------   -------------    -------------    -------------
                                                                        (Unaudited)
                                     ASSETS

 CURRENT ASSETS
  Cash and cash equivalents                                         $     284,484    $     406,270    $         346
  Other current assets                                                      2,890            1,613               32
-----------------------------------------------------------------   -------------    -------------    -------------

                                                                    $     287,374    $     407,883    $         378
=================================================================   =============    =============    =============

               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

 CURRENT LIABILITIES
  Accounts payable and accrued liabilities                          $      24,866    $      28,855    $        --
  Convertible debenture (Note 4)                                             --               --             10,000
  Due to related parties (Note 8)                                          46,897            7,559           14,864
-----------------------------------------------------------------   -------------    -------------    -------------
                                                                           71,763           36,414           24,864
-----------------------------------------------------------------   -------------    -------------    -------------

 STOCKHOLDERS' EQUITY (DEFICIENCY)
  Capital Stock (Note 5)
   Common stock $0.001 par value: 75,000,000 shares authorized
   11,635,722 shares issued and outstanding

   (2004 - 10,885,772; 2003 - nil)                                         11,636           10,886             --
  Additional paid-in capital                                              887,489          513,239             --
  Deficit accumulated during the exploration stage                       (683,514)        (152,656)         (24,486)
-----------------------------------------------------------------   -------------    -------------    -------------

                                                                          215,611          371,469          (24,486)
-----------------------------------------------------------------   -------------    -------------    -------------

                                                                    $     287,374    $     407,883    $         378
=================================================================   =============    =============    =============

   The accompanying notes are an integral part of these financial statements.

                           URANIUM ENERGY CORPORATION
                          (formerly Carlin Gold Inc.)

                            STATEMENTS OF OPERATIONS

                                       For the Nine                            For the Period      For the Period
                                       Month Period         For the Year      From May 16, 2003   From May 16, 2003
                                          Ended                Ended           (inception) to       (inception) to
                                   September 30, 2005    December 31, 2004    December 31, 2003   September 30, 2005
                                       (Unaudited)            (Note 1)                                (Unaudited)
--------------------------------   -----------------    -----------------    -----------------    -----------------
 REVENUES
  Interest income                  $           1,460    $             166    $             --    $            1,626
--------------------------------   -----------------    -----------------    -----------------    -----------------

 EXPENSES
  Exploration expense                        323,598               57,112                1,054              381,764
  General and administrative                  73,629               12,175                1,524               87,328
  Management fees                             90,265               31,943               12,658              134,866
  Professional fees                           44,826               27,106                9,250               81,182
--------------------------------   -----------------    -----------------    -----------------    -----------------

                                             532,318              128,336               24,486              685,140
--------------------------------   -----------------    -----------------    -----------------    -----------------

 NET LOSS FOR THE PERIOD           $        (530,858)   $        (128,170)   $         (24,486)   $        (683,514)
================================   =================    =================    =================    =================


 BASIC NET LOSS PER SHARE          $           (0.05)   $           (0.12)   $            --
                                   =================    =================    =================

 WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES
  OUTSTANDING                             10,888,519            1,070,596                  nil
                                   =================    =================    =================

   The accompanying notes are an integral part of these financial statements.

                           URANIUM ENERGY CORPORATION
                          (formerly Carlin Gold Inc.)
                         (an exploration stage company)
                        STATEMENT OF STOCKHOLDERS' EQUITY
 For the period from May 16, 2003 (inception) to September 30, 2005 (unaudited)

                                                                                              Deficit
                                                                                            Accumulated
                                                                                 Additional   During          Total
                                                                Common stock      Paid-in  Exploration   Stockholders'
                                                    Date     Shares      Amount   Capital     Stage          Equity
-------------------------------------------   ------------ ---------- ---------- --------- ------------ --------------
May 16, 2003                                                    --    $     --    $   --    $      --    $       --
                                              ------------ ---------- ---------- --------- ------------ --------------
Net loss for the period                                         --          --        --        (24,486)       (24,486)
                                              ------------ ---------- ---------- --------- ------------ --------------
Balance - December 31, 2003                                     --          --        --        (24,486)       (24,486)

Shares issued for cash at $0.002 per share   July 27, 2004  1,050,000      1,050     1,050         --            2,100


Shares issued for cash at $0.30 per share     Aug 23, 2004    156,782        157    46,881         --           47,038

Shares issued on conversion of debenture at
$0.30 per share (Note 4)                      Aug 23, 2004     23,333         23     6,977         --            7,000

Shares issued on settlement of debts at
$0.30 per share (Note 8)                      Aug 23, 2004     53,098         53    15,876         --           15,929

Shares issued for cash at $0.002 per share   Oct 7, 2004 to
                                               Dec 7, 2004  6,650,000      6,650     6,650         --           13,300

Shares issued on conversion of debenture at
$0.002 per share (Note 4)                      Dec 7, 2004  1,500,000      1,500     1,500         --            3,000


Shares issued for cash at $0.30 per share     Dec 31, 2004  1,452,509      1,453   434,305         --          435,758

Net loss for the period                                          --         --         --      (128,170)      (128,170)
                                              ------------ ---------- ---------- --------- ------------ --------------
Balance - December 31, 2004                                10,885,722     10,886   513,239     (152,656)       371,469
                                              ------------ ---------- ---------- --------- ------------ --------------

Shares issued for cash at $0.50 per share      Mar 7, 2005     90,000         90    44,910       --             45,000

Shares issued for cash at $0.50 per share     Mar 28, 2005    200,000        200    99,800       --            100,000

Shares issued for cash at $0.50 per share      Apr 1, 2005     80,000         80    39,920       --             40,000

Shares issued for cash at $0.50 per share     Apr 28, 2005    170,000        170    84,830       --             85,000

Shares issued for cash at $0.50 per share      May 7, 2005     10,000         10     4,990       --              5,000

Shares issued for cash at $0.50 per share     Sep 16, 2005    200,000        200    99,800        --           100,000

Net loss for the period (unaudited)                              --         --        --       (530,858)      (530,858)
---------------------------------------------- ----------- ---------- ---------- --------- ------------ --------------

Balance - September 30, 2005 (unaudited)                   11,635,722  $  11,636 $ 887,489  $  (683,514)  $    215,611
============================================== =========== ========== ========== ========= ============ ==============

   The accompanying notes are an integral part of these financial statements.

                           URANIUM ENERGY CORPORATION
                           (formerly Carlin Gold Inc.)
                         (an exploration stage company)
                             STATEMENTS OF CASH FLOW

                                                                                  For the Period   For the Period
                                                  For the Nine                      From May 16,     From May 16,
                                                  Month Period     For the Year        2003             2003
                                                      Ended            Ended      (inception) to   (inception) to
                                                 September 30,     December 31,     December 31,    September 30,
                                                      2005              2004            2003             2005
----------------------------------------------   -------------    -------------    -------------    -------------
                                                   (Unaudited)                                        (Unaudited)
 CASH FLOWS FROM OPERATING ACTIVITIES

 Net loss for the period                         $    (530,858)   $    (128,170)         (24,486)   $    (683,514)
 Adjustments to reconcile net loss to net
  cash from operating activities:
   Non-cash exploration expenses                          --               --             10,000            10,00
   Non-cash exploration recoveries                        --               --            (20,000)         (20,000)
   Other current assets                                 (1,277)          (1,581)             (32)          (2,890)
   Accounts payable and accrued liabilities             (3,988)          28,855             --             24,867
----------------------------------------------   -------------    -------------    -------------    -------------

 NET CASH FLOWS USED IN OPERATING ACTIVITIES          (536,123)        (100,896)         (34,518)        (671,537)
----------------------------------------------   -------------    -------------    -------------    -------------

 CASH FLOWS FROM FINANCING ACTIVITIES
   Issuance of shares for cash                         375,000          498,196             --            873,196
   Convertible debenture proceeds                         --               --             20,000           20,000
   Advances from related parties                        39,338            8,624           14,864           62,826
----------------------------------------------   -------------    -------------    -------------    -------------

 NET CASH FLOWS FROM FINANCING ACTIVITIES              414,338          506,820           34,864          956,022
----------------------------------------------   -------------    -------------    -------------    -------------

 INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS     (121,785)         405,924              346          284,485

 CASH AND CASH EQUIVALENTS, BEGINNING OF
PERIOD                                                 406,270              346             --               --
----------------------------------------------   -------------    -------------    -------------    -------------

 CASH AND CASH EQUIVALENTS, END OF PERIOD        $     284,485    $     406,270    $         346    $     284,485
==============================================   =============    =============    =============    =============

 CASH AND CASH EQUIVALENTS ARE MADE UP AS
FOLLOWS:

   Cash in bank                                  $     284,484    $     276,104    $         346    $     284,484
   Short term investments                                 --            130,166             --               --
----------------------------------------------   -------------    -------------    -------------    -------------

                                                 $     284,484    $     406,270    $         346    $     284,484
==============================================   =============    =============    =============    =============

 SUPPLEMENTAL DISCLOSURES:
   Interest paid                                 $        --      $        --      $        --      $        --
==============================================   =============    =============    =============    =============

   Taxes paid                                    $        --      $        --      $        --      $        --
==============================================   =============    =============    =============    =============
OTHER NON CASH TRANSACTIONS: Refer to notes 4 and 8

   The accompanying notes are an integral part of these financial statements.

                              URANIUM ENERGY CORP.
                           (formerly Carlin Gold Inc.)
                         (an exploration stage company)
                          Notes to Financial Statements

NOTE 1: NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Uranium Energy Corp. (the "Company") was incorporated on May 16, 2003 in the State of Nevada as Carlin Gold, Inc. The Company is an exploration stage company that was originally organized to explore and develop precious metals in the United States.

During 2004, the Company changed its business direction from the exploration of precious metals to the exclusive focus on the exploration and development of for uranium deposits in the United States and internationally. Due to the change in the Company's core business direction, the Company has completed the disposition of its 18 mineral property claims that related to gold exploration in the State of Nevada. In addition, the Company commenced a reorganization, including a reverse stock split by the issuance of 1 new share for each 2 outstanding shares of the Company's common stock and the raising of further capital for its new operating directives (refer to Notes 3 and 9). On January 24, 2005, the Company approved a special resolution to change the name of the Company from Carlin Gold, Inc. to Uranium Energy Corp.


Since November 1, 2004, the Company has acquired mineral leases for the purposes of exploring for economic deposits of uranium in the States of Arizona, Texas, Colorado, and Utah. To date, interests in approximately 5,530 acres of mineral properties have been staked or leased by the Company.

Going Concern
The Company commenced operations on May 16, 2003 and has not realized any significant revenues since inception. As at September 30, 2005, the Company has an accumulated deficit of $683,514 (December 31, 2004 - $152,656). The Company is in the exploration stage of its mineral property development and to date has not yet established any known mineral reserves on any of its existing properties. The ability of the Company to continue as a going concern is dependent on raising capital to fund its planned mineral exploration work and ultimately to attain profitable operations. Accordingly, these factors raise substantial doubt as to the Company's ability to continue as a going concern. The Company intends to continue to fund its initial operations by way of private placements and advances from related parties as may be required. To date, the Company has completed private placements for total proceeds of $873,196 on the issuance of shares of the Company's common stock.



NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization
The Company was incorporated on May 16, 2003 in the State of Nevada. The Company's fiscal year end is December 31 and the initial period is from May 16, 2003 (inception) to December 31, 2003.

Basis of Presentation
These financial  statements are presented in United States dollars and have been
prepared  in  accordance  with  United  States  generally  accepted   accounting
principles.

Cash and Cash Equivalents
The Company considers all highly liquid instruments with an original maturity of three months or less at the time of issuance to be cash equivalents.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. Significant areas requiring management's estimates and assumptions are determining the fair value of shares of common stock and convertible debentures.

Mineral Property Costs
Mineral property acquisition, exploration and development costs are expensed as incurred until such time as economic reserves are quantified. To date the
Company has not established any proven or probable reserves on its mineral property interests. Estimated future removal and site restoration costs are provided over the life of proven reserves on a units-of-production basis. Costs, which include production equipment removal and environmental remediation, are estimated each period by management based on current regulations, actual expenses incurred, and technology and industry standards. The charge is included in exploration expense or the provision for depletion and depreciation during the period and the actual restoration expenditures are charged to the accumulated provision amounts as incurred.

Asset Retirement Obligations
The Company has adopted the provisions of SFAS No. 143 "Accounting for Asset Retirement Obligations," which establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment or other disposal of long-lived tangible assets arising from the acquisition, construction or development and for normal operations of such assets. The adoption of this standard has had no effect on the Company's financial position or results of operations. To September 30, 2005 any potential costs relating to the ultimate disposition of the Company's mineral property interests have not yet been determinable.

Financial Instruments
The fair values of cash and cash equivalents, other current assets, accounts payable and accrued liabilities, convertible debentures and amounts due to related parties were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company's operations and financing activities are conducted primarily in United States dollars, and as a result the Company is not subject to significant exposure to market risks from changes in foreign currency rates.

Management does not believe the Company is exposed to significant credit risk and accordingly does not manage credit risk directly.

Loss per Common Share
Basic loss per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Dilutive earnings per share reflects the potential dilution of securities that could share in the earnings of the Company. The convertible debentures were not included in the calculation of weighted average number of shares outstanding because the effect would be anti-dilutive.

Income Taxes
The Company follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Deferred tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment. As at September 30, 2005, December 31, 2004 and 2003 the Company had net operating loss carryforwards; however, due to the uncertainty of realization, the Company has provided a full valuation allowance for the deferred tax assets resulting from these loss carryforwards.

Stock-based Compensation
The Company has not adopted a stock option plan and has not granted any stock options to date. Accordingly no stock-based compensation has been recorded to date.

Recent accounting pronouncements
In March 2004, the FASB issued EITF No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments ("EITF 03-1"). The objective of EITF 03-1 is to provide guidance for identifying impaired investments. EITD 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. In October 2004, the FASB delayed the recognition and measurement provisions of EITF 03-1 until implementation guidance is issued. The disclosure requirements are effective for annual periods ending after June 15, 2004, and remain in effect. The adoption of EITF 03-1 did not have a material impact on the Company's financial condition or results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions ("SFAS 153") SFAS 153 requires that exchanges of non-monetary assets are to be measured based on fair value and eliminates the exception for exchanges of non-monetary, similar productive assets, and adds an exemption for non-monetary exchanges that do not have commercial substance. SFAS 153 will be effective for fiscal periods beginning after June 15, 2005. Management does not believe that the adoption of this standard will have a material impact on the Company's financial condition or results of operations.

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. A key provision of this statement is the requirement of a public entity to measure the cost of employee services received in exchange for an award of equity instruments (including stock options) based on the grant date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (i.e., the requisite service period or vesting period). This standard becomes effective for the Company for its first annual or interim period ended on or after December 15, 2005. The Company will adopt SFAS 123R no later than the beginning of the Company's fourth quarter ending December 31, 2005. Management is currently evaluating the potential impact that the adoption of SFAS 123R will have on the Company's financial position and results of operations.

NOTE 3:  MINERAL EXPLORATION PROPERTIES

Precious Metals Exploration
During 2003, the Company acquired 50 mineral claims in Elko County, Nevada, for consideration of $10,000 which was paid by a shareholder on behalf of the Company and formed part of the consideration received by the Company in connection with the Convertible Debenture (refer to Note 4). In connection with this acquisition, the Company granted a gold and silver production royalty to this shareholder in the amount of $36,000 for the first three years of production, $50,000 for subsequent years of production, plus a 4% net smelter royalty. No amount was recorded in connection with the granting of these royalties as the fair value was not readily determinable nor considered material given the preliminary exploration stage of the property. These mineral claims were acquired for the purpose of exploring for mineable reserves of precious metals. A total of $5,006 was spent on initial exploration in 2004 ($10,354 in
2003) on these claims. The results of preliminary exploration were unfavorable and accordingly during 2003, 32 of the mineral claims were sold to the aforementioned shareholder in settlement of $20,000 of the Convertible Debenture (refer to Note 4). The $20,000 settlement was recorded as reduction of exploration expenses in 2003. During 2004, management determined that its 18 remaining mineral claims had nominal value, and a decision was made to abandon or dispose of the remaining 18 mineral claims commensurate with the reorganization initiatives pursued by the Company. During July, 2005, the Company disposed of these remaining mineral claims to the Isaiah Capital Trust for no further consideration and accordingly no gain or loss on disposal has been recorded.

Uranium Exploration
During 2004, the Company changed its focus from precious metals exploration in the state of Nevada to the exploration for economic reserves of uranium throughout the United States and internationally. The Company changed its name from Carlin Gold, Inc. to Uranium Energy Corp. on January 24, 2005.

Since November 1, 2004, and further to the reorganization of the Company's business direction, the Company has been acquiring mineral leases for the purposes of exploring for economic deposits of uranium in the states of Arizona, Colorado, Utah, and Texas. As of December 31, 2004, four claim blocks in Arizona comprising 1,540 acres of mineral properties, have been staked or leased by the Company. A total of $11,649 has been expended to acquire these mineral claims.


During the first nine months of 2005, thirteen further uranium exploration mineral properties totaling 3,841 acres have been acquired in the States of Arizona, Colorado, Texas and Utah as well as a 50% interest in 149 acres in the State of Texas.


To date, a total of 5,381 acres of mineral properties have been staked or leased by the Company in the states of Arizona, Colorado, Texas and Utah and an additional 50% interest in 149 acres in the state of Texas for aggregate costs of $129,832. The Company has interests in 5,530 gross acres for the purposes of uranium exploration.

The Company's work plan calls for the acquisition of further uranium exploration properties in Texas, Arizona, Utah, Colorado, and Wyoming. The Company has developed detailed exploration programs for each claim block area of interest based on historical data derived from past uranium exploration by other companies, with a mandate to prove or disprove the existence of uranium resources. The Company has budgeted approximately $200,000 during the next 12 months for the purposes of further property acquisitions and exploration.

NOTE 4: CONVERTIBLE DEBENTURE

On October 22, 2003, Isaiah Capital Trust ("Lender"), a shareholder of the Company, was issued a convertible debenture for $30,000 owing by the Company in connection with the acquisition of precious metals exploration properties in Elko County, Nevada (refer to Note 3) and other amounts advanced to the Company. The principal amount was due and payable on June 1, 2004. The debenture bore interest at the rate of 3% per annum and was secured by 50 mineral property claims located in the State of Nevada, then deeded to the Company.

The Lender had the right to convert all or any portion of the indebtedness at any time after April 1, 2004 into common stock of the Company at a price of $0.10 per common share. The borrower had the option to adjust the conversion price commensurate with any material change in the value or prospects of the Company, including but not limited to, merger, acquisition, disposition of assets, reclassification of conversion securities, or dilution.

On December 12, 2003, the terms of the convertible debenture were modified by an Amended And Restated Convertible Debenture after the Lender, on December 9, 2003, purchased 32 of the 50 mineral claims previously acquired by the Company for a $20,000 reduction in the original debenture which was recorded as a reduction in exploration expenses in 2003 (refer to Note 3). The Amended And Restated Convertible Debenture was in the principal amount of $10,000 and carried similar terms to the original convertible debenture.

On August 23, 2004, in conjunction with the Company's changed business direction from the exploration of precious metals to the exclusive focus on the exploration and development of uranium deposits in the United States and internationally, the parties to the Amended And Restated Convertible Debenture agreed to extend the debenture's term from June 1, 2004 to December 31, 2004, and waive interest accruing under the terms of the revised debenture upon conversion. The parties also agreed to modify the terms of conversion according to the prevailing private placement rate of $0.30 per share for 70% of the debenture's stated amount and $0.002 per share for 30% of the debenture's stated amount. The Lender then elected to convert $7,000 of the principal amount outstanding resulting in the issuance of 23,333 shares of the Company's common stock.

On December 7, 2004, the Lender elected to convert the remaining amount outstanding under the Amended And Restated Convertible Debenture in the amount of $3,000, which was converted at the rate of $0.002 per share resulting in the issuance of 1,500,000 shares of the Company's common stock.

There was no intrinsic value to the original conversion feature of this convertible debenture and accordingly, no beneficial conversion feature value was recorded.

Further, as at the time of the modification of the terms of the Convertible Debenture, the Company had no material assets, was commencing a reorganization of the Company of which the modification was a component and there was no market for trading in shares of the Company's common stock. As a result, management determined that any fair value resulting from the modification of the terms of the convertible debenture was not material. Accordingly no amount was recorded in connection with the modification of the terms of the convertible debenture.

NOTE 5: CAPITAL STOCK

The Company's capitalization is 75,000,000 authorized common shares with a par value of $0.001 per share.

On January 24, 2005, a majority of shareholders and the directors of the Company approved a special resolution to undertake a reverse stock split of the common stock of the Company on a 1 new share for 2 old shares basis. The par value and the number of authorized but unissued shares of the Company's common stock was not changed as a result of the reverse stock split. Effective January 24, 2005 the then issued and outstanding common shares of the Company became 10,885,722.

All references in these financial statements to number of commons shares, price per share and weighted average number of common shares outstanding prior to the reverse stock split have been adjusted to record the effect of the reverse stock split on a retroactive basis.

Effective July 27, 2004 the Company issued 1,050,000 shares of common stock to the original founders of the Company at a price of $0.002 per share for total proceeds of $2,100 and effective August 23, 2004, the Company issued 233,213 shares of common stock at $0.30 per share for total proceeds of $69,967 in connection with the Company's original precious metal exploration program of which 53,098 shares were issued on settlement of amounts owing to related parties in the aggregate amount of $15,929, and 23,333 shares were issued on the conversion of debentures in the aggregate amount of $7,000 as described in Note 4.

On December 7, 2004, the Company issued 8,150,000 shares of common stock to the Company's new management team, consultants and stakeholders in connection with the reorganization and change of business direction of the Company as described in Note 1 at a price of $0.002 per share for total proceeds of $16,300 of which 1,500,000 shares were issued on the conversion of debentures in the aggregate amount of $3,000 as described in Note 4.

On December 31, 2004, the Company issued 1,452,509 shares of common stock in connection with private placements of common stock at a price of $0.30 per share for total proceeds of $435,758 to fund the Company's intended uranium exploration program.

During 2005, the Company issued 750,000 shares of common stock in connection with private placements of common stock at a price of $0.50 per share for total proceeds of $375,000.


NOTE 6: STOCK OPTION PLAN

As of September 30, 2005, December 31, 2004 and 2003, the Company did not have a stock option plan in place and consequently has not granted any stock options and has not recorded any stock-based compensation in connection with a stock option plan.

NOTE 7: INCOME TAXES

There were no significant temporary differences between the Company's tax and financial bases, except for the Company's net operating loss carryforwards amounting to approximately $232,000 at September 30, 2005 (December 31, 2004 - $52,000; December 31, 2003 - $8,300) which may be available to offset future taxable income. These carryforwards will begin to expire, if not utilized, commencing in 2023. The realization of the benefits from these deferred tax assets appears uncertain due to the Company's limited operating history. Accordingly, a valuation allowance has been recorded which offsets the deferred tax assets at the end of the year.


NOTE 8: DUE TO RELATED PARTIES AND RELATED PARTY TRANSACTIONS

During the period ended December 31, 2003, the Company had transactions with certain officers and directors of the Company as follows: management fees incurred - $12,658; cash advances to the Company - $3,792; cash advances repaid by the Company - $8,062. As at December 31, 2003 $14,864 is owing to these related parties.

During the year ended December 31, 2004, the Company had transactions with certain officers and directors of the Company as follows: management fees incurred - $31,943; geological services incurred - $12,506; cash advances to the Company - $2,128; settlement of amounts owing by the issuance of share of common stock at $0.30 per share - $15,929; cash advances repaid by the Company - $46,136. As at December 31, 2004, $8,486 is owing to these related parties of which $927 has been included in accounts payable.


During the nine month period ended September 30, 2005, the Company had transactions with certain officers and directors of the Company as follows: management fees incurred - $58,833; geological services incurred - $62,461; cash advances repaid by the Company - $82,883. As at September 30, 2005, $46,897 is owing to these related parties. Amounts owing to related parties are unsecured, non-interest bearing and without specific terms of repayment.



NOTE 9: SUBSEQUENT EVENTS

The Company is currently completing a prospectus and registration statement with the Securities and Exchange Commission in the United States that covers the resale by certain selling shareholders of 2,435,722 shares of common stock which were issued from August 23, 2004 through September 16, 2005 in connection with private placements.

On October 11, 2005, the Company entered into a Mineral Asset Option Agreement (the "Option") granting the option to acquire certain uranium leases in the State of Texas. In consideration for the Option, the Company made a cash payment of $50,000 and issued 500,000 shares of restricted common stock. The Option, if exercised will require the further issuance of 1,500,000 shares of restricted common stock in 500,000 share installments due six, twelve, and eighteen months from the effective date of the Option, and a further payment of $150,000 on April 11, 2006. Title to the properties to be acquired will transfer upon payment of all stock and cash as are required under the Option, the timing of which may be accelerated at the Company's discretion. During the Option term, the Company has the right as operator to conduct or otherwise direct all exploration on the properties to be acquired.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Revised Statute Section 78.7502 provides that:

(i) a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

(ii) a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

(iii) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Nevada Revise Statute Section 78.751 provides that we may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) by our stockholders;

(b) by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

(d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

(e) by court order.

Our Certificate of Incorporation and Articles provide that no director or officer shall e personally liable to our Company, any of our stockholders or any other for damages for breach of fiduciary du y as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

Further, our Bylaws provide that we shall, to the fullest and broadest extent permitted y law, indemnify all persons whom we may indemnify pursuant thereto. We may, but shall not be obligated to, maintain insurance, at our expense, to protect ourselves and any other person against any liability, cost or expense. We shall not indemnify persons seeking indemnity in connection with any threatened, pending or completed action, suit or proceeding voluntarily brought or threatened by such person unless such action, suit or proceeding has been authorized by a majority of the entire Board of Directors.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our Company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with this registration:

SEC Registration Fees                               $   143

Printing and Engraving Fees (1)                     $   500

Accounting Fees and Expenses (1)                    $ 2,000

Legal Fees and Expenses (1)                         $17,000

Edgarization and Filing Fees (1)                     $3,000

Transfer Agent Fees and Expenses (1)                $ 1,500

 Miscellaneous                                      $ 1,000
                                                 ----------
 Total (1)                                          $25,143



(1) We have estimated these amounts.

                     RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have sold unregistered securities in private placement offerings, issued stock in exchange for debts or pursuant to contractual agreements as set forth below.

From May 16, 2003, through the date of this registration statement we issued 12,135,722 shares of our common stock to 56 individual and corporate investors, including our officers and directors, for aggregate proceeds of $899,125. 9,700,000 of these shares were issued at $0.002 per share to certain founders, officers, management, and directors. 1,685,722 of these shares were issued at $0.30 per share to other investors. From January 1, 2005, to the date of this registration statement, a further 750,000 shares were issued at $0.50 per share to other investors.

On October 11, 2005, we issued an aggregate of 500,000 shares of our common stock to Brad A. Moore and his designate Clyde Yancy, each receiving 250,000 shares of common stock, as partial payment pursuant to a Mineral Asset Option Agreement between us and Mr. Moore dated October 11, 2005.

We relied upon Regulation S with respect to the issuance of 9,749,719 shares of our common stock to 44 foreign investors, and Regulation D of the Securities Act of 1933, as amended (the "Act") with respect to the issuance of 2,386,003 shares of our common stock to 12 U.S. investors. Our officers and directors determined the sophistication of our investors, with 11 being determined as non-accredited investors and 45 being determined as accredited investors. Each investor completed a subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts, with investment intent. This offering was not accompanied by general advertisement or general solicitation and the shares were issued with a Rule 144 restrictive legend.

                                    EXHIBITS



Exhibit Number       Description
--------------  -------------------------------
3.1             Articles of Incorporation (1)
3.2             Bylaws (1)
3.3             Audit Committee Charter (1)
3.4             Ethics Charter (1)
4.1             Reneau Consulting Agreement (2)
4.2             Mineral Asset Option Agreement (2)
5.1             Opinion and Consent of Counsel
23.1            Consent of Independent Auditor



(1) Incorporated by reference from Form SB-2 filed August 4, 2005.
(2) Incorporated by reference from Form SB-2 filed November 9, 2005.

                                  UNDERTAKINGS

With regard to the securities of the registrant being registered pursuant to Rule 415 under the Securities Act the registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any  prospectus  required by Section  10(a)(3) of the  Securities
Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our Company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned in the city of Vancouver, British Columbia on November 23, 2005.


                              URANIUM ENERGY CORP.


By:  /s/Amir Adnani
     --------------------------
    Amir Adnani, President


In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



Date: November 23, 2005                           /s/ AMIR ADNANI
                                                 -------------------------------
                                                 Amir Adnani, President,
                                                 Chief Executive Officer, and
                                                 Chairman of the Board of
                                                 Directors


Date: November 23, 2005                          /s/ GRANT ATKINS
                                                 -------------------------------
                                                 Grant Atkins, Chief Financial


Officer, Principal Accounting Officer and Director


Date: November 23, 2005                          /s/ STEVE JEWETT
                                                 -------------------------------
                                                 Steve Jewett, Director


Date: November 23, 2005                          /s/ D. BRUCE HORTON
                                                 -------------------------------
                                                 D. Bruce Horton, Director


Date: November 23, 2005                          /s/ ALAN LINDSAY
                                                 -------------------------------
                                                 Alan Lindsay, Director